Exhibit 2.1

EXECUTION COPY

SHARE SALE AND PURCHASE AGREEMENT

by and between

SELLERS

and

PLAYTIKA UK-HOUSE OF FUN LIMITED

regarding all shares and option rights in

Reworks Oy

31 August 2021

CONTENTS

1.	DEFINITIONS			1

2.	SALE AND PURCHASE OF SHARES AND OPTIONS			10

	2.1	Object of Sale		10

	2.2	Transfer of Ownership		10

	2.3	Waiver of Certain Rights		10

3.	PURCHASE PRICE			11

	3.1	Closing Purchase Price and Payment		11

	3.2	Closing Purchase Price Adjustment		12

		3.2.1	Adjustment Amount	12

		3.2.2	Closing Statement	12

		3.2.3	Disputes and Settlement of Disputes	12

		3.2.4	Payment and Escrow (Adjustment)	13

		3.2.5	Escrow (Claims)	13

		3.2.6	Escrow (Litigation)	14

	3.3	Subsequent Closing Purchase Price and Payment		15

		3.3.1	Subsequent Closing Purchase Price	15

		3.3.2	Subsequent Closing Statement	15

		3.3.3	Disputes and Settlement of Disputes	16

		3.3.4	Employee Sellers’ Right to Subsequent Closing Purchase Price	17

		3.3.5	Payment	17

	3.4	Settlement of Options Withholding Taxes		18

4.	CLOSING			19

	4.1	Closing		19

	4.2	Closing Events		19

5.	SUBSEQUENT CLOSING			21

6.	WARRANTIES OF SELLERS			21

	6.1	Organization		22

	6.2	Ownership, Power and Authority, Sellers’ Insolvency		22

	6.3	Capitalization		23

	6.4	Corporate Documents		23

	6.5	Accounts 2020 and Management Accounts		23

	6.6	Assets		24

	6.7	Real Property		24

	6.8	Intellectual Property Rights		25

	6.9	Information Technology		26

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	6.10	Agreements		27

	6.11	Finance Arrangements		28

	6.12	Trading		28

	6.13	Business Product		28

	6.14	Employment Matters and Pensions		29

	6.15	Compliance with Laws and Permits		30

	6.16	Litigations		30

	6.17	Taxes		31

	6.18	Absence of Certain Events		32

	6.19	Subsidies and Grants		32

	6.20	Environmental Matters; Health and Safety		33

	6.21	Insurance		33

	6.22	Data Protection		33

	6.23	Competition		35

	6.24	Transactions with Sellers		35

	6.25	Brokers or finders		36

	6.26	Key Performance Indicators		36

	6.27	Disclosure		36

	6.28	No Other Warranties		36

7.	WARRANTIES OF BUYER			37

	7.1	Organization		37

	7.2	Power and Authority		37

	7.3	Solvency		37

	7.4	Financing		37

	7.5	Approvals		37

	7.6	No Breach by Sellers		38

8.	REMEDIES			38

	8.1	Indemnification by Sellers		38

	8.2	Limitation of Sellers’ Liability		39

		8.2.1	Monetary Limitations	39

		8.2.2	Time Limitations	39

		8.2.3	Other Limitations of Sellers’ Liability	40

		8.2.4	Third Party Claims and Recovery	41

	8.3	Fraud, etc.		42

	8.4	Tax Indemnity		42

	8.5	Specific Indemnity		43

		8.5.1	Patent Infringement Claims and Related Litigation	43

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		8.5.2	Data Protection and Privacy	45

		8.5.3	Further Limitations	46

9.	CERTAIN UNDERTAKINGS			46

	9.1	Conduct of Business Between Closing and Subsequent Closing		46

		9.1.1	Governance and Business Plan	46

		9.1.2	Buyer’s Covenants	47

		9.1.3	Buyer’s Breach	48

		9.1.4	Sellers’ Rights and Covenants	48

		9.1.5	Information Rights	49

	9.2	Post-Closing Items		49

	9.3	Confidentiality and Announcements		50

	9.4	Restrictive Covenants		50

	9.5	Release		52

10.	MISCELLANEOUS			52

	10.1	Notices		52

	10.2	Sellers’ Representative		54

	10.3	Schedules Incorporated		54

	10.4	Entire Agreement		54

	10.5	Interpretation		55

	10.6	Amendments and Waivers		55

	10.7	Severability		55

	10.8	Assignment		55

	10.9	Expenses		55

	10.10	Taxes		55

	10.11	Governing Law		56

	10.12	Arbitration		56

	10.13	Counterparts of Agreement		56

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SCHEDULES

Schedule A	Sellers; Shares and Options

Schedule C	Parent Guarantee

Schedule 1.2	Accounts 2020

Schedule 1.9	Bonus Plan

Schedule 1.29	Company EBITDA

Schedule 1.31	Disclosure Letter

Schedule 1.32	Disclosure Materials

Schedule 1.41	Escrow Agreement

Schedule 1.58	Management Accounts

Schedule 1.62	Net Debt (Estimate)

Schedule 1.66	Net Working Capital (Estimate)

Schedule 1.75	Patent

Schedule 1.77	Patent Holder

Schedule 1.82	Sellers’ Account

Schedule 3.1	Closing Purchase Price Calculation

Schedule 4.2(a)(xiv)	Form of Resignation Letter

Schedule 9.1.1(b)(i)	Business Plan

Schedule 9.1.1(b)(ii)	Authorization Limits

Schedule 9.1.4(c)	Form of Power of Attorney

Schedule 9.4(b)	Permitted Competing Activity

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SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT (the Agreement) is entered into on 31 August 2021, by and between

1.	The persons and entities listed in Schedule A (each individually a Seller, and jointly the Sellers); and

2.

Playtika UK-House of Fun Limited, a company incorporated and existing under the laws of England and Wales, having its registered domicile in the United Kingdom, and the registration number 7728726 (Buyer).

Sellers and Buyer are hereinafter collectively referred to as the Parties, and each individually as a Party.

RECITALS

A.

Each Seller owns shares and/or option rights in Reworks Oy, a limited liability company incorporated and existing under the laws of Finland, having its registered domicile in Helsinki, Finland and the Business ID 2912482-4 (the Company), as set out opposite to such Seller’s name in Schedule A, and such shares and option rights owned by Sellers jointly represent one hundred per cent (100%) of the issued and registered shares (the Shares) and one hundred per cent (100%) of the issued and granted option rights (the Options) in the Company.

B.	Buyer is willing to acquire the Shares and Options and Sellers are willing to sell and transfer the Shares and Options to Buyer upon the terms and subject to the conditions of this Agreement.

C.

Buyer’s ultimate parent entity has on or before the signing of this Agreement executed and delivered to Sellers a parent company guarantee as a security for the due fulfillment of the obligations of Buyer in the form attached hereto as Schedule C.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following capitalized terms have the following meanings:

1.1	Accounting Principles	means the generally accepted accounting principles in Finland, which are subject to applicable Laws, including the Finnish Accounting Act (1336/1997, as amended) and the Finnish Accounting Decree (1339/1997, as amended), as consistently applied by the Company.

1.2	Accounts 2020	means the audited statutory financial accounts of the Company as at, and for the fiscal year ending, on 31 December 2020, and attached as Schedule 1.2 hereto.

1.3	Accounts 2020 Date	means 31 December 2020.

1.4	Accounts 2022	means the audited statutory financial accounts of the Company as at, and for the fiscal year ending, on 31 December 2022, prepared in accordance with the Accounting Principles.

1.5	Adjustment Amount	has the meaning set out in Section 3.2.1.

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1.6	Affiliate	means with respect to any natural or legal person, any other natural or legal person that directly or through one or more intermediaries control, is controlled by or is under common control with such person, provided, however, that for the purposes of this Agreement the Company shall not be considered an Affiliate of any Seller.

1.7	Agreement	means this Share Sale and Purchase Agreement and the Schedules hereto.

1.8	Authorization Limits	has the meaning set out in Section 9.1.1(b).

1.9	Bonus Plan	means the cash bonus plan for the Company’s current and future employees put in place without delay after the Closing, an agreed form copy of which is attached hereto as Schedule 1.9.

1.10	Business	means the business conducted by the Company as at the Closing Date, comprising of the development, marketing, and publishing of any digital product, app or game that enables users to simulate the appearance, layout, or any other type of visual design element of anything on-screen (excluding features that utilize binary settings that offer customary changes of appearance in digital applications, including without limitation putting the app into “night-mode” and thus making the theme of the app in black instead of a lighter theme).

1.11	Business Day	means a day, other than Saturdays, Sundays and public holidays, on which banks are generally open for business in Finland and the United Kingdom (excluding internet banking).

1.12	Business Finland Loan

means each of:

(i) the loan in the amount of EUR 713,700, in relation to which the loan agreement has been executed on 4 February 2019;

(ii)  a loan in the amount of EUR 750,000, in relation to which the loan agreement has been executed on 26 November 2020.

1.13	Business Finland Subsidy

means each of:

(i) the subsidy in the maximum amount of EUR 50,000, in relation to which the approving funding decision is dated 24 May 2018;

(ii)  the subsidy in the maximum amount of EUR 250,000, in relation to which the approving funding decision is dated 24 October 2019; and

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(iii) the subsidy in the maximum amount of EUR 250,000, in relation to which the approving funding decision is dated 5 August 2020.

1.14	Business Plan	has the meaning set out in Section 9.1.1(b).

1.15	Business Warranties	means Warranties other than Fundamental Warranties.

1.16	Buyer	has the meaning set out in the introductory paragraph of this Agreement.

1.17	Buyer’s Breach	has the meaning set out in Section 9.1.3(a).

1.18	Buyer’s Material Breach	has the meaning set out in Section 9.1.4(b).

1.19	Buyer’s Representative	means Eric Rapps.

1.20	Cause

means:

(i) a reason on the basis of which an employer would be entitled to cancel the employment relationship pursuant to section 1 of chapter 8 of the Finnish Employment Contracts Act (55/2001, as amended) or terminate the employment relationship pursuant to section 2 of chapter 7 of the Finnish Employment Contracts Act (in each case other than as a result of death or permanent incapacity to work due to illness or injury), regardless if the Employee Seller’s service relationship is formally an employment relationship or not; and

(ii)  an Employee Seller’s breach of the provisions of Section 9.4 (as applicable).

1.21	Claim	means any good faith claim for a Loss or Tax made by Buyer against any Seller in respect of any breach of this Agreement.

1.22	Closing	means the consummation of the sale and purchase of the Shares and Options (Closing) as set out in Section 4.

1.23	Closing Date	means the date set out in Section 4.1(a).

1.24	Closing Purchase Price	has the meaning set out in Section 3.1(a).

1.25	Closing Shares and Options	means the Shares and Options of each Seller set out in columns B(1)–B(5) and B(6) of Schedule A.

1.26	Closing Statement	has the meaning set out in Section 3.2.2(a).

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1.27	Companies Act	means the Finnish Companies Act (624/2006, as amended).

1.28	Company	has the meaning set out in Recitals, Section A.

1.29	Company EBITDA	means the Company’s EBITDA as determined based on the Accounts 2022 and as set out in Schedule 1.29.

1.30	Confidential Information	means any non-public information of any kind or nature whatsoever, whether written or oral, including, without limitation, financial information, trade secrets, client lists and other proprietary business information regarding the Business, the Company, any Seller or Buyer, or any of their Affiliates, as the case may be.

1.31	Disclosure Letter	means the letter in the agreed form from Sellers to Buyer executed by the Sellers’ Representative and delivered at the Closing and attached hereto as Schedule 1.31.

1.32	Disclosure Materials	means all documentation and information, including the written Q&A made available by Sellers (or their advisors or representatives) to Buyer (or its advisors or representatives) at the latest three (3) Business Days prior to the Closing Date in the virtual data site administered by Datasite, an index of which is attached hereto as Schedule 1.32 and the files of which are contained in the USB drive or other medium to be delivered by the Sellers’ Representative to Buyer as soon as practicable after the Closing.

1.33	Disputed Amount	for the purposes of Section 3.2.3, has the meaning set out in Section 3.2.3(a), and for the purposes of Section 3.3.3, has the meaning set out in Section 3.3.3(a).

1.34	Earn-Out Period	means the period starting on 1 January 2022 and ending on 31 December 2022.

1.35	Employee Seller	means each Seller that on the Closing Date is engaged by the Company in an employment or service relationship.

1.36	Encumbrance	shall mean any claim, charge, pledge, mortgage, option, retention of title, right of pre-emption, right of first refusal or other security interest of any kind.

1.37	Escrow Account (Adjustment)	means a bank account of the Escrow Agent administered by the Escrow Agent pursuant to the Escrow Agreement and concerning the Escrow Amount (Adjustment).

1.38	Escrow Account (Claims)	means a bank account of the Escrow Agent administered by the Escrow Agent pursuant to the Escrow Agreement and concerning the Escrow Amount (Claims).

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1.39	Escrow Account (Litigation)	means a bank account of the Escrow Agent administered by the Escrow Agent pursuant to the Escrow Agreement and concerning the Escrow Amount (Litigation).

1.40	Escrow Agent	means Acquiom Clearinghouse LLC.

1.41	Escrow Agreement	means the agreement attached as Schedule 1.41.

1.42	Escrow Amount (Adjustment)	means USD 3,500,000.

1.43	Escrow Amount (Claims)	means USD 31,000,000.

1.44	Escrow Amount (Litigation)	means USD 10,000,000.

1.45	Exchange Rates	means the applicable same-day euro foreign exchange reference rates published by the European Central Bank.

1.46	Fairly Disclosed	means that a fact, matter, occurrence, event or circumstance constituting a deviation from or inaccuracy in any Business Warranties is disclosed in this Agreement or the Disclosure Letter in such manner that a professional buyer (or its advisors or representatives) would on the Closing Date reasonably understand the existence of such fact, matter occurrence, event or circumstance and that it constitutes a deviation from or inaccuracy in such Business Warranty, provided.

1.47	Fundamental Warranties	means the Warranties set out in Sections 6.1–6.3, 6.25 and the Tax Warranties.

1.48	Gross Salary	means gross monthly salary at the time of the breach pursuant to Section 9.4, or the latest monthly salary in case employment has ceased, on which is added 1/12 of all bonuses, commissions and the like received by such person during the 12-month period preceding such month.

1.49	Independent Auditor	means one of the ‘Big 4’ accounting firms or such other reputable and independent accounting firm mutually agreed upon by Buyer and the Sellers’ Representative (which agreement will not be unreasonably withheld), and if they do not reach an agreement within ten (10) days following the first written request by either Party to that effect, then PricewaterhouseCoopers Oy.

1.50	Intellectual Property Rights	means the copyrights, trade and service marks, trade names, rights in logos and get-up, inventions, registered designs, design rights, patents, utility models, all rights of whatsoever nature in computer software, in every case in any part of the world and whether or not registered, and

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including all granted registrations and applications for registration in respect of any of the same.

1.51	IT Systems	has the meaning set out in Section 6.9(a).

1.52	Key Employee Agreements	means the amended managing director, director and employment agreements, as applicable, entered into between the Company and each Key Employee and Vladimir Vasilevski at Closing as approved by Buyer.

1.53	Key Employee	means each Management Seller and each of Vesa Palonen, Saara Väkiparta and Lars Savonsuo.

1.54	Law	means any law, order, decree, ordinance, statute, regulation, rule or directive in force from time to time.

1.55	Litigation Costs	means any costs incurred by Buyer or the Company related to attorney’s fees, litigation, investigation, filing fees, and other similar costs incurred by Buyer or the Company (or any Affiliate of either) in connection with the specific indemnity set out in Section 8.5.1.

1.56	Loss	has the meaning set out in Section 8.1(a).

1.57	Major Indemnitor	has the meaning set out in Section 8.2.3(a).

1.58	Management Accounts	means the unaudited monthly management accounts of the Company in respect of each month in the period from 1 January 2021 through 31 May 2021, attached as Schedule 1.58 hereto.

1.59	Management Seller	means each of Ilkka Teppo, Jarno Heikkinen, Jarno Fabritius, Miika Fabritius, and Aaro Väänänen.

1.60	Material Agreements	means the agreements listed in Section 6.10(d) of the Disclosure Letter.

1.61	Net Debt (Closing)	means the actual aggregate net indebtedness of the Company as per the Closing Date, as determined based on the line-items and calculations set out in Schedule 1.61 (for the avoidance of doubt, without duplication of any items reflected in the net working capital calculation set out in Schedule 1.65 (it being understood that such figure may be positive (reflecting a net debt position) or negative (reflecting a net cash position)).

1.62	Net Debt (Estimate)	means the aggregate net indebtedness of the Company as per the Closing Date, as estimated and determined in good faith by Sellers based on the line-items and calculations set out in Schedule 1.61, for the avoidance of doubt, without duplication of any items reflected in the net working capital calculation set out in Schedule 1.65 (it being understood that such figure may be positive

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(reflecting a net debt position) or negative (reflecting a net cash position)).

1.63	Net Debt (Difference)	means the amount by which the Net Debt (Closing) exceeds (in which case the Net Debt (Difference) is a negative figure) or is less than (in which case the Net Debt (Difference) is a positive figure) the Net Debt (Estimate).

1.64	Net Working Capital Target	means an amount equal to EUR 3,437,500.

1.65	Net Working Capital (Closing)	means the actual aggregate amount of net working capital of the Company as per the Closing Date, as determined based on the line-items and calculations set out in Schedule 1.65.

1.66	Net Working Capital (Estimate)	means the actual aggregate amount of net working capital of the Company as per the Closing Date, as estimated and determined in good faith by Sellers based on the line-items and calculations set out in Schedule 1.65.

1.67	Net Working Capital Difference (Final)	means the amount by which the Net Working Capital (Closing) exceeds (in which case the Net Working Capital Difference (Final) is a positive figure) or is less than (in which case the Net Working Capital Difference (Final) is a negative figure) the Net Working Capital (Estimate).

1.68	Net Working Capital Difference (Initial)	means the amount by which the Net Working Capital (Estimate) exceeds (in which case the Net Working Capital Difference (Initial) is a positive figure) or is less than (in which case the Net Working Capital Difference (Initial) is a negative figure) the Net Working Capital Target.

1.69	Notice of Breach	has the meaning set out in Section 9.1.3(a).

1.70	Notice of Dispute	for the purposes of Section 3.2.3, has the meaning set out in Section 3.2.3(a), and for the purposes of Section 3.3.3, has the meaning set out in Section 3.3.3(a).

1.71	Option Withholding Amounts	has the meaning set out in Section 3.4(a).

1.72	Options	has the meaning set out in the Recitals, Section A.

1.73	Ordinary Course of Business	means the ordinary course of business of the Company as a going concern at Closing.

1.74	Owned IP Rights	has the meaning set out in Section 6.8(b).

1.75	Party; Parties	has the meaning set out in the introductory paragraph of this Agreement.

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1.76	Patent	has the meaning set out in Schedule 1.76.

1.77	Patent Family	means all worldwide patents, patent applications, continuations, continuations-in-part, divisionals, re-exams and reissues claiming priority from at least one common priority document.

1.78	Patent Holder	has the meaning set out in Schedule 1.78.

1.79	Paying Agent	means Acquiom Financial LLC.

1.80	Portion	means, for a Major Indemnitor, a fraction in which the numerator is equal to the number of Shares held by such Major Indemnitor on a fully diluted basis immediately before the Closing divided by the total number of Shares held by the Management Sellers and the Venture Sellers on a fully diluted basis immediately before the Closing, multiplied by a factor of 1.25, in each case as specified in column F(1) of Schedule A.

1.81	Seller; Sellers	has the meaning set out in the introductory paragraph of this Agreement.

1.82	Sellers’ Account	means the bank account of the Paying Agent specified in Schedule 1.82. The Sellers’ Representative may change the Sellers’ Account for the Subsequent Closing by notifying Buyer in writing at least 10 Business Days prior to the Subsequent Closing Date.

1.83	Sellers’ Knowledge	means the actual knowledge of Management Sellers as well as such knowledge the Management Sellers should have reasonably had, if acting diligently and after due inquiry.

1.84	Sellers’ Representative	has the meaning set forth in Section 10.2.

1.85	Shareholders’ Agreement	means the 4th amended and restated shareholders’ agreement concerning the Company, dated 3 March 2021.

1.86	Shares	has the meaning set out in the Recitals, Section A.

1.87	Signing	means the signing of this Agreement on the date hereof.

1.88	Signing Date	means the date of this Agreement.

1.89	Subsequent Closing	means the consummation of the sale and purchase of the Subsequent Closing Shares and Options as set out in Section 5.

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1.90	Subsequent Closing Date	has the meaning set out in Section 5(a).

1.91	Subsequent Closing Purchase Price	has the meaning set out in Section 3.3.1(a).

1.92	Subsequent Closing Shares and Options	means the Shares and Options of each Seller set out in columns D(1)–D(5) and D(6) of Schedule A.

1.93	Subsequent Closing Statement	has the meaning set out in Section 3.3.2(a).

1.94	Tax	means all income tax, value added tax, tax-like charges (such as mandatory employment pension contributions, mandatory social contributions, and other similar mandatory contributions) and any other direct or indirect taxes or withholdings imposed by any tax authority, including all penalties, increases, and interest related thereto.

1.95	Tax Warranties	means the warranties of Sellers set out in Section 6.17.

1.96	Third Party Claim	means any claim by a third party against Buyer or the Company or any of their Affiliates that could give rise to a liability of the Sellers under this Agreement.

1.97	Transaction Costs	means the transaction costs incurred by Sellers with the consent of the Sellers’ Representative, including, among others, all fees and expenses of investment bankers, advisors, representatives, counsels, and accountants.

1.98	US Tax Code	means the United States Internal Revenue Code of 1986, as amended.

1.99	Venture Seller	means each of Play Ventures Holdings, Play Ventures Investments VCC – Playworks Ventures, Big Bets Oü and EQT Ventures Investments S.à.r.l.

1.100	Warranties	means the warranties of Sellers set out in Section 5.

The definitions set forth or referred to above apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”. All references herein to Sections, Subsections and Schedules are deemed to be references to Sections and Subsections of, and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any reference to any contract, instrument or Law is a reference to it as amended and supplemented from time to time. Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) is to be interpreted as a reference to a calendar day or number of calendar days. Unless a contrary indication appears, any reference in this Agreement to a time of day is a reference to Helsinki time.

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2.	SALE AND PURCHASE OF SHARES AND OPTIONS

2.1	Object of Sale

Upon the terms and subject to the conditions set out herein, Sellers shall sell to Buyer and Buyer shall purchase from Sellers the Shares and the Options.

2.2	Transfer of Ownership

(a)	In each case upon the terms and subject to the conditions set out herein,

(i)

at Closing, the full legal and beneficial ownership of and title to the Closing Shares and Options with all rights attaching to them as at the Closing shall pass from Sellers to Buyer free from all Encumbrances against payment of the Closing Purchase Price; and

(ii)

at Subsequent Closing, the full legal and beneficial ownership of and title to the Subsequent Closing Shares and Options with all rights attaching to them as at the Subsequent Closing shall pass from Sellers to Buyer free from all Encumbrances against the payment of the Subsequent Closing Purchase Price.

(b)

Once transferred to Buyer in accordance with Sections 2.2(a)(i) and 2.2(a)(ii), the Options shall be automatically and irrevocably cancelled (subject to the Company adopting the required corporate resolutions regarding such cancellation).

(c)	Buyer shall not be obliged to complete the purchase of any of the:

(i)	Closing Shares and Options unless the purchase of all of the Closing Shares and Options is completed simultaneously at the Closing; and

(ii)	Subsequent Closing Shares and Options unless the purchase of all of the Subsequent Closing Shares and Options is completed simultaneously at the Subsequent Closing in each case in accordance with the terms of this Agreement.

2.3	Waiver of Certain Rights

(a)

Each Seller hereby irrevocably waives and undertakes not to invoke or otherwise exercise all first refusal, redemption, or similar rights which any of them may have with respect to the Shares or Options under the Shareholders’ Agreement, articles of association of the Company or otherwise in respect of the transfer of the Shares and Options to Buyer at Closing and at Subsequent Closing, as applicable.

(b)

Each Seller continuing to hold Options after the Closing hereby irrevocably waives and undertakes not to invoke or otherwise exercise any rights pertaining to the Options, including, but not limited to the right to subscribe for Shares pursuant to the Options.

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3.	PURCHASE PRICE

3.1	Closing Purchase Price and Payment

(a)	The aggregate purchase price payable by Buyer for the Closing Shares and Options at Closing (the Closing Purchase Price) amounts to:

(i)	USD 400,000,000

minus

(ii)	the Net Debt (Estimate)

plus

(iii)	the Net Working Capital Difference (Initial),

as determined in accordance with Schedule 3.1.

(b)

The Sellers’ Representative has prior to the Closing Date delivered to Buyer, and Buyer has approved, the written calculation attached hereto as Schedule 3.1, setting out the amount of the Closing Purchase Price together with the Net Debt (Estimate) and the Net Working Capital (Estimate) calculated in accordance with Schedules 1.62 and 1.66. For the purposes of the Schedules, any items in euro currency have been converted into USD by using a five-day trailing average of the Exchange Rates as at 28 August 2021.

(c)	The Closing Purchase Price is subject to adjustment as set out in Section 3.2.

(d)	Buyer shall at Closing:

(i)

pay in immediately available funds (in USD) the Closing Purchase Price minus the Escrow Amount (Adjustment) minus the Escrow Amount (Claims) minus the Escrow Amount (Litigation) minus the Option Withholding Amount to the Sellers’ Account;

(ii)

deposit the amount equal to the Escrow Amount (Adjustment) to the Escrow Account (Adjustment) as a security for Sellers’ payment of any negative Adjustment Amount, as set out in Section 3.2.4 and in the Escrow Agreement;

(iii)

deposit the amount equal to the Escrow Amount (Claims) to the Escrow Account (Claims) as a security for the Sellers’ obligations related to Claims as set out in Section 3.2.5 and in the Escrow Agreement;

(iv)

deposit the amount equal to the Escrow Amount (Litigation) to the Escrow Account (Litigation) as a security for any Claims or Litigation Costs related to the specific indemnity set out in Section 8.5.1 as set out in Section 3.2.6 and in the Escrow Agreement; and

(v)	an amount equal to the Option Withholding Amounts to the Company.

(e)

Sellers shall be responsible for the final settlement and allocation of the Closing Purchase Price among Sellers, as set out in Schedule A. Each Seller shall bear a part of the Transaction Costs in proportion to its entitlement to the Closing Purchase Price as set out

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in Schedule A and hereby acknowledges and agrees to the allocation of the Closing Purchase Price and of the Transaction Costs as set out in Schedule A. For the avoidance of doubt, the Company shall not bear any Transaction Costs.

3.2	Closing Purchase Price Adjustment

3.2.1	Adjustment Amount

(a)

The Closing Purchase Price is adjusted on a USD-for-USD basis by an amount equal to the sum of the Net Debt (Difference) and the Net Working Capital Difference (Final) (such amount, the Adjustment Amount). The Adjustment Amount is calculated on the basis of the Closing Statement (as defined below) and in accordance with Schedules 3.1, 1.61 and 1.64, and shall be paid by the relevant Party as set out in Section 3.2.4.

(b)

If the Adjustment Amount is positive, the Closing Purchase Price is increased by the absolute figure of the Adjustment Amount. If the Adjustment Amount is negative, the Closing Purchase Price is decreased by the absolute figure of the Adjustment Amount.

3.2.2	Closing Statement

(a)

As soon as possible after the Closing, Buyer shall prepare a written calculation of the Adjustment Amount (for the avoidance of doubt, including calculations in accordance with Schedules 3.1, 1.61 and 1.64) (the Closing Statement). The conversion of any items in euros shall for the purposes of the Closing Statement be converted into USD by using the Exchange Rates as at the Closing Date.

(b)	Buyer shall deliver the Closing Statement to Sellers’ Representative not later than sixty (60) days after the Closing Date.

(c)

For the purposes of reviewing the Closing Statement, the Sellers’ Representative shall be given access to the personnel, book-keeping material and records of the Company, and shall have the right to take copies of such material and records.

3.2.3	Disputes and Settlement of Disputes

(a)

If Sellers’ Representative disagrees with the Closing Statement, Sellers’ Representative shall submit a written notice thereof to Buyer, indicating the adjustments demanded by Seller’s Representative to the Closing Statement and the reasons therefor, and the amount that Sellers’ Representative believes to be the correct Adjustment Amount (the difference between the Closing Statement and the aggregate of the amounts disputed by Sellers’ Representative being the Disputed Amount, and such notice being the Notice of Dispute).

(b)

Sellers’ Representative shall submit the Notice of Dispute to Buyer no later than thirty (30) days after the date of receipt of the Closing Statement by Sellers’ Representative. If Sellers’ Representative does not submit the Notice of Dispute within such thirty (30) day period, or if Sellers’ Representative submits a written acceptance of the Closing Statement before the expiry of such thirty (30) day period, the Closing Statement shall be deemed final and binding on the Parties.

(c)

Buyer and Sellers shall in good faith endeavour to resolve the Disputed Amount within thirty (30) days of the date of receipt of the Notice of Dispute by Buyer. If resolution cannot be reached within such thirty (30) day period, the Disputed Amount shall be resolved by

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the Independent Auditor upon the written request of either Buyer or the Sellers’ Representative.

(d)

Buyer and the Sellers’ Representative shall instruct the Independent Auditor that he/she shall (i) act as an expert and not as an arbitrator, (ii) determine the Disputed Amount (and for the avoidance of doubt, not assign a value to any disputed item greater than the greatest value for such items claimed by either Buyer or Sellers) on the basis of the matters described in the Notice of Dispute and the materials that the Parties submit, (iii) make determination based on the principles set out in Sections 3.2.1, 3.2.2, and this Section 3.2.3; and (iv) render written decision, together with reasons therefor, in English within thirty (30) days of the submission of the dispute to the Independent Auditor.

(e)

Buyer and the Sellers shall be entitled but also obliged to provide the Independent Auditor with documentation and assistance deemed necessary by the Independent Auditor for resolving the Disputed Amount. A copy of any written communication between Buyer or any Seller and the Independent Auditor shall simultaneously be provided to Buyer or the Sellers’ Representative, as applicable.

(f)	The resolution of the Independent Auditor shall, in the absence of fraud and manifest errors, be final and binding upon the Parties.

(g)

Sellers shall be liable for the fees of the Independent Auditor in proportion to the amount by which the Independent Auditor does not accept the Disputed Amount, and Buyer shall be liable for the fees of the Independent Auditor in proportion to the amount by which the Independent Auditor accepts the Disputed Amount.

3.2.4	Payment and Escrow (Adjustment)

(a)

Sellers or Buyer, as the case may be, shall pay the Adjustment Amount within ten (10) Business Days from the final determination of the Adjustment Amount pursuant to Sections 3.2.1–3.2.3 in immediately available funds to a bank account designated by Buyer or to the Sellers’ Account.

(b)

If the Adjustment Amount is payable by Buyer to Sellers, the Parties shall immediately release the Escrow Amount (Adjustment) to Sellers pursuant to the Escrow Agreement and Buyer shall pay the Adjustment Amount to Sellers.

(c)

If the Adjustment Amount is payable by Sellers to Buyer, the payment of the Adjustment Amount shall be made by way of transferring the Adjustment Amount from the Escrow Account (Adjustment) to Buyer and, only if the Adjustment Amount payable by Sellers to Buyer exceeds the Escrow Amount (Adjustment), by Sellers paying such excess Adjustment Amount to Buyer. As soon as practicable after the Adjustment Amount has been paid, the Parties shall release any remaining Escrow Amount (Adjustment) to Sellers, as set out in Escrow Agreement.

3.2.5	Escrow (Claims)

(a)

The Escrow Amount (Claims) shall operate as a security for all Sellers’ obligations related to Claims by Buyer in respect of (i) indemnification related to breaches of the Warranties, (ii) indemnification related to the specific indemnities set out in Section 8.5, (iii) indemnification under the Tax indemnity set out in Section 8.4, (iv) a breach of covenant under this Agreement (where a breach is made only by a specific Seller, only such Seller shall be responsible for the indemnification and only such Seller’s portion of the Escrow

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Amount (Claims) may be deducted), and (v) fraud, intentional misrepresentation or wilful breach by the Sellers (where a specific Seller committed or had knowledge of such fraud, intentional misrepresentation or wilful breach, only such Seller shall be responsible for the indemnification and only such Seller’s portion of the Escrow Amount (Claims) may be deducted). If any amount becomes payable by Sellers in respect of any of the aforementioned Claims, the payment shall first be made by way of transferring such amount from the Escrow Account (Claims) to Buyer, except for Claims relating to the specific indemnity set out in Section 8.5.1, which payment shall first be made by way of transferring such amount from the Escrow Account (Litigation) to Buyer or the Company (as forwarded by Buyer) and secondly by way of transferring any remaining amount from the Escrow Account (Claims) to Buyer.

(b)

Subject to the terms and conditions of the Escrow Agreement, the Parties shall release the remaining Escrow Amount (Claims) less (i) such amounts as are subject to pending Claims relating to circumstances covered by the Escrow Amount (Claims), and (ii) an amount of USD 1,000,000 if there is any potential outstanding liability of the Company to pay Taxes with respect to the Options, to Sellers within five (5) Business Days of the date falling 18 months after Closing. Should there be any such pending Claim or potential Tax liability described in item (i) or (ii) of this Section, the remaining portion of the Escrow Amount (Claims) shall be released only (but then without delay) upon (i) such Claim being finally settled or concluded and, as applicable, is non-appealable, or (ii) the latest of (x) such potential Tax liability being finally settled or concluded, (y) six (6) months from the expiry of the statutory reassessment period applicable to such Tax liability or (y) three (3) months from the receipt of a final and binding assessment decision concerning such Tax liability from the end of the applicable statutory period of limitation for Tax reassessment.

3.2.6  Escrow (Litigation)

(a)

The Escrow Amount (Litigation) shall operate as a security for any Claims or Litigation Costs related to the specific indemnity set out in Section 8.5.1. If any amount becomes payable (i) by Sellers in respect of Claims pursuant to Section 8.5.1, or (ii) by Buyer or the Company with respect to Litigation Costs, the payment shall first be made by way of transferring such amount from the Escrow Amount (Litigation) to Buyer or the Company (as forwarded by Buyer), which ever has incurred the Loss or borne the Litigation Costs.

(b)

Subject to the terms and conditions of the Escrow Agreement, the Parties shall release the remaining Escrow Amount (Litigation) to Sellers within five (5) Business Days of the date falling 36 months after Closing.

(c)

Notwithstanding Section 3.2.6(b) above, should there be any on-going or pending claim or litigation or an actual written threat of a claim or litigation been made against the Company or its Affiliate or any pending Claim by Buyer against Sellers and in each case related to circumstances covered by the specific indemnity set out in Section 8.5.1, the remaining portion of the Escrow Amount (Litigation) shall be released only (but then without delay) upon (i) such litigation or claim being finally settled or concluded and, as applicable, is non-appealable, it being understood that with respect to said threatened claim or litigation the Escrow Amount (Litigation) shall be released without delay after it has become reasonably evident that a threatened claim or litigation will not materialize, or (ii) such Claim being finally settled or concluded and, as applicable, is non-appealable.

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3.3	Subsequent Closing Purchase Price and Payment

3.3.1  Subsequent Closing Purchase Price

(a)	Subject to Section 3.3.1(b), the aggregate consideration payable by Buyer to Sellers for the Subsequent Closing Shares and Options (the Subsequent Closing Purchase Price) is equal to:

(i)	the aggregate amount of the Company EBITDA for the Earn-Out Period in excess of USD 10,300,000 multiplied by

(ii)	6 (six).

(b)	For the purposes of calculating the Company EBITDA, any items in euro currency shall be converted into USD in accordance with the United States generally accepted accounting principles.

(c)	Notwithstanding Section 3.3.1(a), the Subsequent Closing Purchase Price shall not exceed USD 200,000,000.

(d)	If the Company EBITDA for the Earn-Out Period equals or is less than USD 10,300,000, then the Subsequent Closing Purchase Price payable by Buyer shall be USD 1.00.

(e)

During the Earn-Out Period, the Company shall be required to spend a minimum of USD 75,000,000 in marketing and user acquisition activities (taking into account the specifications regarding the determination of user acquisition activities and the associated costs as defined in the Business Plan). Should the Company fail to spend USD 75,000,000, any shortage shall be deducted on a USD for USD basis from the Company EBITDA (for the sake of clarity, before any multiplying) when calculating the Subsequent Closing Purchase Price in accordance with Section 3.3.1(a).

(f)	Any payments made by the Company pursuant to the Bonus Plan shall be deducted on a USD for USD basis from the Subsequent Closing Purchase Price payable to the Sellers.

(g)

The portion of the Subsequent Closing Purchase Price that each individual Seller is entitled to shall be based on each Seller’s entitlement to the Subsequent Closing Purchase Price as set out in Schedule A. In the event a Management Seller loses his right to receive Subsequent Closing Purchase Price pursuant to Section 3.3.4, this shall not decrease the total amount of Subsequent Closing Purchase Price payable by Buyer and shall increase other Sellers’ entitlements to the Subsequent Closing Purchase Price pro rata to their entitlements set out in Schedule A.

(h)	The Subsequent Closing Purchase Price is not subject to any adjustment.

3.3.2 Subsequent Closing Statement

(a)

As soon as possible after the end of the Earn-Out Period, Buyer shall procure that a written calculation (the Subsequent Closing Statement) setting out (i) the Company EBITDA for the Earn-Out Period and (ii) the Subsequent Closing Purchase Price (as determined in accordance with Section 3.3.1), is prepared.

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(b)	Buyer shall deliver the Subsequent Closing Statement to the Sellers’ Representative not later than on 31 March 2023.

(c)	The Subsequent Closing Statement shall be prepared based on the book-keeping material and records of the Company and in accordance with the Accounting Principles.

(d)

For the purposes of reviewing the Subsequent Closing Statement, Sellers’ Representative shall be given reasonable access to the personnel, book-keeping material and records of the Company, and shall have the right to take copies of such material and records.

3.3.3 Disputes and Settlement of Disputes

(a)

If the Sellers’ Representative disagrees with the Subsequent Closing Statement, the Sellers’ Representative shall submit a written notice thereof to Buyer, indicating the adjustments demanded by the Sellers’ Representative to the Subsequent Closing Statement and the reasons therefor, and the amount that Sellers believe to be the correct Subsequent Closing Purchase Price (the difference between the Subsequent Closing Statement and the aggregate of the amounts disputed by the Sellers’ Representative being the Disputed Amount, and such notice being the Notice of Dispute).

(b)

The Sellers’ Representative shall submit the Notice of Dispute to Buyer no later than thirty (30) days after the date of receipt of the Subsequent Closing Statement by the Sellers’ Representative. If the Sellers’ Representative does not submit the Notice of Dispute within such thirty (30) day period, or if the Sellers’ Representative submits a written acceptance of the Subsequent Closing Statement before the expiry of such thirty (30) day period, the Subsequent Closing Statement shall be deemed final and binding on the Parties.

(c)

Buyer and Sellers shall in good faith endeavour to resolve the Disputed Amount within thirty (30) days of the date of receipt of the Notice of Dispute by Buyer. If resolution cannot be reached within such thirty (30) day period, the Disputed Amount shall be resolved by the Independent Auditor upon the written request of either Buyer or the Sellers’ Representative.

(d)

Buyer and the Sellers’ Representative shall instruct the Independent Auditor that he/she shall (i) act as an expert and not as an arbitrator, (ii) determine the Disputed Amount (and for the avoidance of doubt, not assign a value to any disputed item greater than the greatest value for such items claimed by either Buyer or Sellers) on the basis of the matters described in the Notice of Dispute and the materials that the Parties submit, (iii) make determination based on the principles set out in Sections 3.3.1, 3.3.2 and this Section 3.3.3, and (iv) render written decision, together with reasons therefor, in English within thirty (30) days of the submission of the dispute to the Independent Auditor.

(e)

Buyer and Sellers shall be entitled but also obliged to provide the Independent Auditor with documentation and assistance deemed necessary by the Independent Auditor for resolving the Disputed Amount. A copy of any written communication between Buyer or the Sellers and the Independent Auditor shall simultaneously be provided to Buyer or the Sellers’ Representative, as applicable.

(f)	The resolution of the Independent Auditor shall, in the absence of fraud and manifest errors, be final and binding upon the Parties.

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(g)

The Sellers shall be liable for the fees of the Independent Auditor in proportion to the amount by which the Independent Auditor does not accept the Disputed Amount, and Buyer shall be liable for the fees of the Independent Auditor in proportion to the amount by which the Independent Auditor accepts the Disputed Amount.

3.3.4 Employee Sellers’ Right to Subsequent Closing Purchase Price

(a)

In addition to the other provisions of this Section 3.3, the right of each Employee Seller to receive his respective portion of the Subsequent Closing Purchase Price shall be conditional on the service or employment relationship of the Employee Seller continuing on the Subsequent Closing Date as set out in, and subject to, Sections 3.3.4(b) and Section 3.3.4(c) below.

(b)

If the service or employment relationship of an Employee Seller is terminated between the Closing and the Subsequent Closing, his right to receive Subsequent Closing Purchase Price shall be determined as follows:

(i)

if the service or employment relationship of an Employee Seller is terminated by the Company without Cause, the right of such Employee Seller to receive Subsequent Closing Purchase Price shall not be affected;

(ii)

if the service or employment relationship of an Employee Seller is terminated due to death or permanent incapacity to work due to illness or injury, the right of such Employee Seller (or his estate) to receive Subsequent Closing Purchase Price shall not be affected; and

(iii)

if the service or employment relationship of an Employee Seller is terminated for Cause or if an Employee Seller leaves the Company voluntarily, such Employee Seller shall not be entitled to receive any Subsequent Closing Purchase Price.

(c)

For the avoidance of doubt, should an Employee Seller not be entitled to receive any Subsequent Closing Purchase Price as stipulated in Section 3.3.4(b), such Employee Seller shall regardless transfer any Subsequent Closing Shares and Options held by the respective Employee Seller to Buyer as set out in Section 2.2(ii), however, against no consideration.

3.3.5  Payment

(a)

Buyer shall pay the Subsequent Closing Purchase Price within ten (10) Business Days from the final determination of the Subsequent Closing Purchase Price pursuant to Sections 3.3.1–3.3.4 in immediately available funds to the Sellers’ Account.

(b)

Buyer shall have the right to defer a part of the Subsequent Closing Purchase Price equal to an amount under an outstanding Claim until such outstanding Claim is finally settled, provided, however, that (i) Buyer shall only be entitled to defer such part of the Subsequent Closing Purchase Price that is equal to the amount of the Claim that exceeds the total amount remaining on the Escrow Account (Claims), or in the case of a Claim arising under Section 8.5.1 the total aggregate amount of the Escrow Amount (Claims) and the Escrow Amount (Litigation) and (ii) where such outstanding Claim is made only against a specific Seller, only such Seller’s portion of the Subsequent Closing Purchase Price may be deferred. Final set-off of any Claim against the Subsequent Closing

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Purchase Price shall be made only to the extent compensation relating to such Claim is finally due and payable from Sellers (or a Seller) to Buyer hereunder.

(c)

Sellers shall be responsible for the final settlement and allocation of the Subsequent Closing Purchase Price among Sellers, as set out in Schedule A. Each Seller shall bear a part of the Transaction Costs in proportion to its entitlement to the Subsequent Closing Purchase Price as set out in Schedule A and hereby acknowledges and agrees to the allocation of the Subsequent Closing Purchase Price and of the Transaction Costs as set out in Schedule A. For the avoidance of doubt, the Company shall not bear any Transaction Costs.

3.4	Settlement of Options Withholding Taxes

(a)

Schedule A sets out (i) the portion of the Closing Purchase Price payable for the Options and the allocation thereof amongst the Sellers of the Options and (ii) the amounts of payroll withholding Taxes (in Finnish: ennakonpidätys) with respect to the Closing Purchase Price on behalf of each such Seller who is an employee or a director of the Company and is selling Options hereunder (the Option Withholding Amounts).

(b)

In connection with the Closing, Buyer shall withhold the Option Withholding Amounts from the Closing Purchase Price and pay the Option Withholding Amounts in immediately available funds to the Company. For purposes of the allocation of the Closing Purchase Price among Sellers, such deduction shall be made only from the proceeds payable to the Sellers that are selling Options.

(c)

Buyer shall procure that the Company shall account for and pay the Option Withholding Amounts to the relevant Tax authorities and other relevant entities for the benefit and on behalf of the relevant Sellers of Options, in each case as soon as practicable following Closing and at the latest within the applicable statutory time limits for such payments. Further, Buyer shall procure that the Company shall report such withholdings to the relevant Tax authorities and other relevant entities within the applicable statutory time limits in their payroll and any other Tax returns. Buyer shall indemnify and hold the relevant Sellers of Options harmless against any failure by Buyer to comply with its undertakings set forth in this Section 3.4(c).

(d)

The relevant Sellers of Options (severally and not jointly) shall indemnify and hold Buyer harmless against any and all liability for Tax incurred or suffered by Buyer or the Company to the extent that the Option Withholding Amounts provided pursuant to Section 3.4(a) are less than the actual amount required to be withheld (including as a result of any Adjustment Amount) as determined by the competent Tax authority and other relevant entity, and the Company (or the relevant Tax authority and other relevant entity, as applicable) not being able, after having exhausted reasonable efforts, to claim such insufficient amount of Option Withholding Amounts from the Sellers of the Options, including by way of primarily seeking to withhold such insufficient amounts from future salaries. Unless challenged by the relevant Seller of Options in writing (in which case such matter shall be finally resolved pursuant to Section 10.12), Buyer shall have the right, but no obligation, to deduct (subject to the release provisions set forth in the Escrow Agreement) such amounts from the relevant Seller’s share of the Escrow Amount (Claims). In the event that the Option Withholding Amount is more than the relevant actual amount required to be withheld from the Sellers of Options, to the extent such amount has not already been paid to the competent Tax authority and other relevant entities on behalf of such Sellers of Options (in which case such payment shall be credited toward the overall tax liabilities of such Sellers of Options), then Buyer shall cause that the

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Company will without undue delay return or reimburse to each Seller of Options his/her portion of any such excess amount of the Closing Purchase Price withheld on a USD-for-USD basis.

(e)

Sections 3.4(a)–(d) shall be applied mutatis mutandis to the payment of the Subsequent Closing Purchase Price allocated to the Sellers selling Options hereunder. Without limiting the generality of the foregoing, Buyer shall procure that the Company shall account for and pay the Option Withholding Amounts to the relevant Tax authorities and other relevant entities for the benefit and on behalf of the relevant Sellers, in each case as soon as practicable following the payment of the Subsequent Closing Purchase Price and at the latest within the applicable statutory time limits for such payments. Further, Buyer shall procure that the Company shall report such withholdings to the relevant Tax authorities and other relevant entities within the applicable statutory time limits in their payroll and any other Tax returns. Buyer shall indemnify and hold the relevant Sellers of Options harmless against any failure by Buyer to comply with its undertakings set forth in this Section 3.4(e).

4.	CLOSING

4.1	Closing

(a)	The Closing shall occur on the date hereof (the Closing Date).

(b)	The Closing will take place on the Closing Date starting at 10 a.m. or at such other time as may be agreed between the Sellers’ Representative and Buyer in writing.

4.2	Closing Events

(a)	At the Closing, the following events took place:

(i)

The Sellers’ Representative delivered to Buyer a copy of the duly executed unanimous resolution of the shareholders of the Company, resolving upon (v) termination of the Shareholders’ Agreement as of the Closing (w) the appointment of new auditor in accordance with Buyer’s nomination, and (x) the appointment of the board of directors including the chairperson in accordance with Buyer’s nominations as well as (y) confirming the conversion of all the shares in the Company into common series shares in the Company in accordance with the Company’s articles of association;

(ii)

The Sellers’ Representative delivered to Buyer a copy of the duly executed board resolution of the Company, resolving upon (x) with reference to section 6 of the Company’s articles of association (lunastuslauseke), the Shareholders’ Agreement or otherwise, the waiver of any and all rights of pre-emption (in Finnish: lunastusoikeus) over any Shares, (y) the cancellation of all the Company’s applicable equity incentive plans to the extent that they only remain in force so that the Options surviving to the Subsequent Closing remain valid and any rights pertaining to them can only be exercised at the Subsequent Closing and in accordance with this Agreement, and (z) the acceleration of the vesting of all issued and unvested Options;

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(iii)	The Sellers’ Representative delivered to Buyer a copy of the Shareholders’ Agreement (terminated as of the Closing);

(iv)	The Sellers’ Representative delivered to Buyer executed copies of the Key Employee Agreements;

(v)	The Sellers’ Representative delivered to Buyer proof of full repayment of the Business Finland Loans and any other long-term debt;

(vi)

The Sellers’ Representative delivered to Buyer with respect to the Business Finland Subsidies written confirmation of Business Finland to the effect that the Business Finland Subsidies will not be clawed back due to the transactions contemplated in this Agreement. Further, the Sellers’ Representative confirmed to Buyer that the Company does not have any reporting or similar on-going obligations towards Business Finland in relation to the Business Finland Subsidies;

(vii)

The Sellers’ Representative delivered to Buyer necessary corporate or other similar resolutions of the Sellers, which are not natural persons, approving the sale and transfer of such Sellers’ Shares and Options, as applicable, and this Agreement;

(viii)	The Sellers’ Representative delivered to Buyer duly executed powers of attorney as set out in Section 9.1.4(c);

(ix)

The Sellers’ Representative delivered to Buyer copies of powers of attorney duly executed by each Seller or authorized signatories of each Seller (as applicable), as applicable, authorizing the Sellers’ Representative for the execution of this Agreement on behalf of such Seller;

(x)

Buyer paid the Closing Purchase Price less the Escrow Amount (Adjustment) less the Escrow Amount (Claims) less the Escrow Amount (Litigation) less the Option Withholding Amounts to the Sellers’ Account;

(xi)

Buyer deposited the Escrow Amount (Adjustment) to the Escrow Account (Adjustment), the Escrow Amount (Claims) to the Escrow Account (Claims) and the Escrow Amount (Litigation) to the Escrow Account (Litigation);

(xii)	Buyer paid the Option Withholding Amounts to the Company;

(xiii)	Sellers sold and transferred to Buyer the Closing Shares and Options; and

(xiv)

Sellers delivered duly signed resignation letters substantially in the form of Schedule 4.2(a)(xiv) from the members of the board of directors of the Company, confirming that none of them has any claim against the Company relating to their positions in the board or the termination thereof.

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(b)

All actions taken in connection with the Closing are deemed to have occurred simultaneously as a part of a single transaction, and the Closing (including any delivery) was not deemed to have occurred until all such actions were completed by the Parties.

5.	SUBSEQUENT CLOSING

(a)

The Subsequent Closing shall occur on the tenth (10th) Business Day from the final determination of the Subsequent Closing Purchase Price in accordance with Sections 3.3.1–3.3.4, or on such other date as may be agreed between the Sellers’ Representative and Buyer in writing, and in any event not later than five (5) months from the end of the Earn-Out Period (the Subsequent Closing Date).

(b)	The Subsequent Closing will take place on the Subsequent Closing Date starting at 10 a.m. or at such other time as may be agreed between the Sellers’ Representative and Buyer in writing.

(c)	The Subsequent Closing is not subject to the fulfilment of any conditions precedent.

(d)	At the Subsequent Closing, the following actions shall take place:

(i)	Buyer shall pay the Subsequent Closing Purchase Price to the Sellers’ Account;

(ii)	Sellers shall sell and transfer to Buyer the Subsequent Closing Shares and Options;

(iii)

Each Seller confirms to Buyer that as of Subsequent Closing, he/she/it does not have any pending or potential claims against Buyer or the Company except for any claims arising under this Agreement or employment or service relationship related salary, benefits or compensation claims arising in the Ordinary Course of Business; and

(iv)	The Parties shall sign and execute a closing memorandum, confirming the consummation of the actions set out in this Section 5(d).

(e)

All actions taken in connection with the Subsequent Closing are deemed to have occurred simultaneously as a part of a single transaction and the Subsequent Closing (including any delivery) is deemed to have occurred until all such actions have been completed by the Parties.

6.	WARRANTIES OF SELLERS

(a)

Prior to the Signing Date, Buyer has been given the opportunity to conduct, and Buyer has together with its professional advisors conducted due diligence reviews regarding the Company and the Business. The Parties acknowledge and agree that in entering into this Agreement, Buyer is relying on the Warranties and its own investigation of the Company (understanding, however, that Buyer’s own investigation shall in no manner limit or qualify the Warranties given hereunder or any indemnification pursuant thereto).

(b)

Having regard to the above, (i) Sellers collectively give to Buyer the Fundamental Warranties (other than the Fundamental Warranties in Section 6.2 and the Tax Warranties) as at the Closing (unless explicitly stated otherwise), (ii) each Seller

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gives the Fundamental Warranty in Section 6.2 independently and separately for its own part (as at the Closing and as at the Subsequent Closing), and (iii) Management Sellers collectively and on behalf of all Sellers give the Business Warranties and the Tax Warranties as at the Closing (unless explicitly stated otherwise) in a manner that all Sellers are liable, subject to Section 8, for any breaches or inaccuracies of any Business Warranties or Tax Warranties given by Management Sellers on behalf of all Sellers.

(c)

The Business Warranties are qualified by the disclosures in the Disclosure Letter, meaning that Management Sellers will not be deemed to be in breach of the Business Warranties to the extent a deviation from or inaccuracy in the Business Warranties has been Fairly Disclosed.

6.1	Organization

(a)

The Company is duly organized, validly existing and solvent under and in accordance with the Laws of Finland and has full legal and corporate power, capacity, and authority to own, possess and operate its assets, property, and rights and to carry on the Business as conducted at Closing, respectively. The Company or the Sellers have not taken such action, or failed to take such action, which action or failure would prevent the Company from conducting the Business as conducted in all material respects at Closing.

(b)

The Company is neither insolvent nor has discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration or solvent liquidation, and no other person has filed such petition or a petition for the forced sale or sequestration of any part of the assets of the Company.

6.2	Ownership, Power and Authority, Sellers’ Insolvency

(a)

Each Seller has full ownership of Shares and/or Options, as specified to be held by such Seller in Schedule A (and where applicable, Shares that are subscribed upon the exercise of Options) and will (i) in respect of the Closing Shares and Options, upon the Closing, and (ii) in respect of the Subsequent Closing Shares and Options, upon the Subsequent Closing, have full power, capacity, and authority to sell and transfer its Shares and/or Options. Shares and Options are transferable to Buyer and will (i) in respect of the Closing Shares and Options, upon the Closing, and (ii) in respect of the Subsequent Closing Shares and Options, upon the Subsequent Closing, be free and clear of any Encumbrances.

(b)

Each Seller has full authority and power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not, where applicable, result in a breach of the articles of association of the Company or of such Seller, any resolution adopted by the shareholders, the board of directors or other similar body of the Company or of such Seller, or require any consent or approval of the Company, any shareholders, or financiers of the Company or of such Seller, which consent, or approval has not been obtained. This Agreement constitutes a binding obligation of and is enforceable against each Seller in accordance with its terms and conditions.

(c)	No registration, authorization, approval or filing with any governmental authority or court is required to be obtained by Sellers or the Company to enable Sellers to enter

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into, and to perform their obligations under, this Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach of any applicable Laws, ruling or arbitral award of any government body, court or arbitral tribunal or obligation to which any Seller is bound.

(d)

Each Seller is neither insolvent nor has discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration or solvent liquidation, and, to the best knowledge of each Seller, no other person acting in good faith has filed such substantiated petition or a substantiated petition for the forced sale or sequestration of any part of the assets of the relevant Seller.

6.3	Capitalization

(a)	The shareholding in the Company immediately prior to the Closing is as set out in Schedule A. Shares and Options represent 100% of the Company’s issued and outstanding shares on a fully-diluted basis.

(b)

Shares have been legally and validly issued, registered, and are fully paid. Save for Options, there are no outstanding option rights, warrants, depository receipts, subscription or pre-emptive rights or other specific rights or securities entitling to or convertible into any shares or equity securities in the Company, or contracts, agreements, arrangements, or obligations binding upon or applicable to the Company or any Seller, providing for the issuance or the granting of rights to acquire any existing or new shares or securities in the Company.

(c)	All transfer and other taxes levied on or in relation to transfers of Shares of the Company prior to Closing have been duly paid.

(d)	The Company does not have any direct or indirect subsidiaries or shareholdings in any companies.

(e)	No share certificates or interim share certificates have been issued for the Shares.

6.4	Corporate Documents

All corporate documents of the Company (including constitutional documents, shareholder registers, minutes of board meetings and general meetings of shareholders and book-keeping material) in all material respects (i) have been and are properly kept and they contain a true and complete record of the matters, which they are required under applicable Laws to record, (ii) are in the possession of the Company and (iii) have been included in the Disclosure Materials.

6.5	Accounts 2020 and Management Accounts

(a)

The Accounts 2020 are complete and correct in all material respects, have been prepared in accordance with the Accounting Principles, present a true and fair view of the financial condition, the assets, and the results of the operations of the Company as at and for the period ended on the Accounts 2020 Date.

(b)

The Accounts 2020 include provisions and reserves for all liabilities, contingent or other (including, without limitation, any liabilities for vacation salaries and premiums, taxes, pension, retirement or similar obligations); they note all capital and other material commitments (including, without limitation, leases, guarantees, bonds etc.) of the Company as at the Accounts 2020 Date; they include proper provision for

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depreciations; they do not overstate the value of any assets (other than customary discrepancies between book value and fair market value); and they include proper provision for warranty and product liability claims, for bad and doubtful debts and for obsolete or excess inventories, in each case (as referenced in this paragraph) as required by the Accounting Principles.

(c)

The accounting and financial records and registers of the Company required to be kept under applicable Laws have been kept in all material respects in accordance with those requirements and are in the possession of the Company.

(d)

The Management Accounts have been prepared in good faith and materially in accordance with the Accounting Principles and they fairly represent in all material respects the financial position of the Company and the profits or losses for the period concerned.

6.6	Assets

(a)

The Company has full title to and is in possession of, or has a valid right to use, all material assets recorded in the Accounts 2020 or acquired since the Accounts 2020 Date (except for assets disposed of in the Ordinary Course of Business after the Accounts 2020 Date). Such material assets are not subject to any Encumbrances except as recorded in the Accounts 2020 or arising in the Ordinary Course of Business or by way of operation of applicable Law.

(b)

The Company owns or has leased all the assets, equipment and material needed to conduct the Business in the Ordinary Course of Business on a stand-alone basis as currently conducted without the need to make additional investments or otherwise incur additional costs and none of such assets, equipment or material is owned by Sellers or their Affiliates or any of the Company’s employees or directors.

(c)

The assets of the Company recorded in the Accounts 2020, are in normal working order considering their age and usage, have been regularly maintained, comply in all material respects with applicable Laws, and are suitable (subject to normal wear and tear) for the purpose for which they are used in the Business.

6.7	Real Property

(a)	The Company does not own any real property.

(b)

All leases under which the Company leases premises used in the Business are included in the Disclosure Materials. All such leases extending beyond the Closing Date are valid and effective in accordance with their respective terms, and there exists no breach of agreement or pending termination under any such lease. All rents due to date on each such lease have been paid. There exists no material risk (including this transaction) which could become a breach by the Company of such lease or entitle any party thereto to modify the terms and conditions of such lease. To the Sellers’ Knowledge, no lessor under any such lease has indicated not to renew the lease on current terms and conditions at the time such lease expires. The leased premises are sufficient to carry on the Business as conducted immediately before the Closing Date.

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6.8	Intellectual Property Rights

(a)

All Intellectual Property Rights necessary to conduct the Business, including the Intellectual Property Rights fundamental to the operation of the “REDECOR” game, as conducted on the Closing Date are owned exclusively, licensed to, or otherwise lawfully held by, the Company. The registered Owned IP Rights and any applications for registrable Intellectual Property Rights are listed in Section 6.8(b) of the Disclosure Letter. Further, the registered Owned IP Rights and any Intellectual Property Rights licensed to the Company are disclosed in the Disclosure Materials.

(b)

All Intellectual Property Rights owned by the Company (the Owned IP Rights) are free and clear of any Encumbrances, in force, and have not been cancelled or abandoned, expired, or otherwise terminated. The Company has properly registered and maintained the Owned IP Rights to the extent that they are capable of being registered and performed all other formalities required by applicable Laws to own, use, and develop them. The Company may exercise, transfer, or license the Owned IP Rights without restriction or payment to a third party and the consummation of the transactions contemplated in this Agreement does not impose such restrictions or payments.

(c)

To Sellers’ Knowledge, none of the Owned IP Rights is being infringed or opposed by any third party. Any notice, letter or other communication or correspondence that has been sent or otherwise delivered by or to any Management Seller or the Company (directly or indirectly) regarding any actual, alleged, or suspected infringement, misappropriation or violation of any Owned IP Rights has been included in the Disclosure Materials.

(d)

The Company, the conduct of the Business and the Intellectual Property Rights owned by the Company or, to Sellers’ Knowledge, licensed or used by the Company, do not violate, infringe or misappropriate the rights to Intellectual Property Rights of any third party, and, to the Sellers’ Knowledge, there is no threat of such violation, infringement or misappropriation. Apart from the matters Fairly Disclosed, the Company has not in the 36 months preceding the Closing Date received any notice from any third party claiming that it infringes the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor are there, to Sellers’ Knowledge, any basis for such claims).

(e)

All agreements related to material Intellectual Property Rights licensed to the Company are in full force and effect and the Company has in all material respects complied with such licensing agreements and there is, to Sellers’ Knowledge, no threat of a breach or default by the Company under such agreements.

(f)

To the extent any Intellectual Property Rights have been licensed by the Company to the customers of the Company or to other third parties, the Company has had unrestricted right to transfer or license such Intellectual Property Rights and the transfer or licensing does not violate or infringe any Intellectual Property Rights held by any third party or any agreements entered into by the Company and such outbound licenses are listed in the Disclosure Letter and the related agreements or other documents have been included in the Disclosure Materials (if any).

(g)

No material Intellectual Property Right used in the Business is owned by any current or former employee, subcontractor, consultant or other contracting party. The Company has fulfilled all its obligations concerning employee inventions. Each

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employee, subcontractor, consultant or other contracting party who is or has been involved in the development (alone or with others) of any material Intellectual Property Right used by the Business by or for the Company, has assigned to the Company, without any obligation of additional payment (except as provided by mandatory Laws), all right to, title of and interest in any such Intellectual Property Right. The Company does not have any outstanding obligations to provide any current or former employee, subcontractor, consultant or other contracting party of the Company with any compensation for Intellectual Property Rights, including, but not limited to revenue share-based compensations. No claims have been made against the Company by current or former employees, subcontractors, consultants or other contracting parties of the Company, which relate to Intellectual Property Rights developed by such parties prior to the Closing Date.

(h)

All employment, subcontracting, consulting or other agreements related to Intellectual Property Rights have been included in the Disclosure Materials. For the avoidance of doubt, where such agreements have been entered into on the basis of an agreement template, including such agreement template in the Disclosure Materials shall be deemed to cover all individual agreements entered into on the basis of the same agreement template to the extent no material deviations have been made.

(i)

All use and distribution of the open source materials by the Company as part of and in connection with its products or services are in all material respects in compliance with open source licenses applicable thereto, including all copyright notice and attribution requirements. Proprietary software distributed by the Company are not linked to or combined with any open source materials in a way that require the Company’s proprietary software or any portion thereof to be subject to open source licenses, and then in a way published or distributed by the Company, as a result of which subject to the applicable open source license terms: (i) the source code to the proprietary software of the Company is required to be publicly disclosed or publicly distributed in source code form; or (ii) another additional material obligation for the Company is created with respect to the Owned IP Rights in relation to the proprietary software. The Company has not made available any source code for any Company’s proprietary software to any customer, or to any escrow agent or other person, other than employees, contractors and consultants each with a need to know in connection with their performance of services for the Company and subject to obligations of confidentiality.

6.9 Information Technology

(a)

All material information technology systems (including, but not limited to domains, and IP addresses, hardware, middleware, software products and services as well as middleware or software products or services to produce such hardware, middleware or software functionalities, databases, servers and networks) used in the Business (the IT Systems) are owned, licensed to, or otherwise lawfully held by the Company and sufficient to conduct the Business as conducted on the Closing Date. The IT Systems are not subject to any Encumbrances. No circumstances exist at Closing that would cause the IT Systems to not be available to the Company (i) as at Closing, or (ii) to Sellers’ Knowledge following the Closing on materially the same terms and conditions as currently used and available.

(b)	All material agreements related to the IT Systems have been included in the Disclosure Materials.

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(c)

To Sellers’ Knowledge, all licenses relating to the IT Systems are valid and in full force and, to Sellers’ Knowledge, the Company is not in breach of such licenses. The Company has not received written notice from any third person alleging that the Company is in breach of any such licenses.

(d)

The IT Systems are in good working order, are functioning properly considering the purposes of the Business and provide sufficient processing and storage capacity and performance for their respective purposes and are subject to appropriate data security and disaster recovery procedures (including, but not limited to any back-up, recovery and restoration measures).

(e)

To Sellers’ Knowledge, none of the IT Systems contain any: (i) bug, defect or error; or (ii) any code designed or intended to have, or intended to be capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file, in each case, without the user’s consent, that in each case (i) or (ii) materially and adversely affects the performance of the Business.

(f)

The Company has not in the 24 months prior to the Closing Date suffered any material failures or bugs in or breakdowns or material down-time of any computer hardware or software used in connection with the Business that have caused any substantial disruption or interruption to the Business.

(g)

The Company has not been subject to any data security related activity or event (including malicious third-party activity such as attempts to circumvent or penetrate the access control mechanisms of any IT Systems or attempts to prevent usage of such IT Systems) that has had a material adverse effect on the conduct of the Business or, to Sellers’ Knowledge, put at risk the privacy, security or confidentiality of any material information held by the Company.

6.10 Agreements

(a)

The terms and conditions of the Company’s agreements and other arrangements are on arm’s length terms and in accordance with ordinary and sound commercial principles. The Company is not bound by any agreement or arrangement which has not been entered into in the Ordinary Course of Business.

(b)

Except for agreements containing a confidentiality undertaking entered into in the Ordinary Course of Business, there are no agreements, commitments or other similar arrangements which restrict or impair (e.g. through non-competition or other similar obligations) the current or planned operations of the Company.

(c)

No written notice of termination or notice of intention to terminate has been received or given by the Company in respect of any agreements of the Company and, to Sellers’ Knowledge, there are no grounds for prematurely terminating, rescinding, rendering void or adjusting any of such agreements.

(d)

The Material Agreements include all agreements material to the Business, have been included in the Disclosure Materials and are in full force and effect in accordance with their respective terms and neither the Company nor, to Sellers’

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Knowledge, any of the counterparties is or has been in material breach or default under any Material Agreement.

(e)

Except as set out in the Disclosure Materials, the execution of this Agreement, the consummation of the transactions hereunder, and the fulfilment of the terms hereof, do not result in a breach of any Material Agreement or entitle any counterparty to terminate any Material Agreement.

6.11	Finance Arrangements

(a)	The name and address of each bank with which the Company maintains a bank account together with complete and accurate details of each account are set out in the Disclosure Letter.

(b)

Any and all credit facilities of the Company and a complete and accurate list of all agreements or arrangements in respect of or providing for monies borrowed by the Company (including the amounts of all borrowings) are set out/contained in the Disclosure Letter.

(c)

Other than with respect to trade payables in the Ordinary Course of Business not in excess of USD 500,000, there are no debts owing by the Company which are outstanding and due and remain unpaid. No demand or written notice to repay has been received under, and, to Sellers’ Knowledge, no event has occurred or been alleged which is, or which may become or result in, an event of default, an early repayment or a breach of the terms of or under any borrowing or financial facility of the Company and no change in the direct or indirect control of the Company will result in such an event of default, early repayment or breach.

(d)

The Company has not lent or agreed to lend any money which has not been repaid to it when due and there are no material debts owing to the Company other than debts that have arisen in the Ordinary Course of Business.

(e)	No indebtedness (actual or contingent) and no contract or arrangement regarding such indebtedness is outstanding regarding such indebtedness between the Company or any Affiliate of the Company.

6.12	Trading

(a)

No customer or supplier of the Company which accounts for five per cent (5%) or more by value of the Company’s annual supply or sales, as the case may be, has during the twelve (12) months immediately preceding the Closing Date ceased, materially reduced or indicated an intention to cease or materially reduce, or materially changed the terms of or indicated an intention to materially change the terms of, its trading with or supplies to the Company.

(b)	The Company does not carry on business under any name other than its own corporate name.

6.13	Business Product

The Disclosure Letter sets forth the countries in which the “REDECOR” game is distributed and the distribution platforms on which the Company makes the “REDECOR” game available.

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6.14	Employment Matters and Pensions

(a)

A true and complete list of the Company’s employees as at the Closing is set out in Disclosure Materials. Their title, salaries, benefits, pension entitlements, bonus or incentive schemes, other compensation, termination benefits and other material terms of employment or service (if any) as at the Closing Date, in each case other than as prescribed by applicable Law, are set forth in the Disclosure Materials. There exists no binding obligation on the Company to increase such salaries, benefits, pension entitlements, bonus or incentive schemes or other compensation or otherwise amend any material terms of employment or service to the benefit of any employee.

(b)	All the Company’s employees hold a valid visa, immigration and/or work permits they require in order to be legally and validly employed by the Company.

(c)

All the employment agreements of the Company have been entered into in all material respects in accordance with the contract template set out in the Disclosure Materials, except for those individual agreements that have been included in the Disclosure Materials.

(d)

No employee of the Company has prior to or at the Closing Date given or been given written notice of termination of his/her employment or service with the Company and, to Sellers’ Knowledge, no employee has threatened such action.

(e)

There are no terms and conditions in any contract with any employee, and no commitment has been made (whether or not legally binding) to any employee, pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change, or an entitlement of such employee to terminate his employment or engagement will be triggered, as a direct consequence of the completion of the transaction contemplated by this Agreement.

(f)

The Company has in all respects complied with its obligations under all employment contracts and applicable Laws, including in connection with any terminations of employment relationships and lay-offs. There are no proceedings pending or, to Sellers’ Knowledge, threatening against the Company concerning terminations of any employment relationships or lay-offs or any employment or service contract. There is no overtime, flexitime hours, per diem allowance, travel expense and other similar payment paid or payable to the employees, except for as reflected in the Accounts 2020 or the Management Accounts.

(g)

The Company has not received any written complaint or claim with respect to any applicable labour, social security, health, hygiene, work safety and safety and welfare Laws in relation to an employee of the Company.

(h)	Details of all material disciplinary and grievance matters in relation to the employees of the Company within the last 24 months are contained in the Disclosure Letter.

(i)

In addition to pension arrangements provided by mandatory applicable pension Laws, there are no pension arrangements in force or otherwise binding upon the Company regarding its officers or employees. The Company has complied in all material respects with the obligations under any statutory pension schemes applicable to them and made all payments under such schemes when due.

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(j)

The pension liabilities of the Company are adequately and properly funded and the Company has not, and no circumstances exist at Closing based on which the Company would incur, incurred any costs in respect of any pension liability, unemployment compensation benefit, social security or other benefit or obligation arising out of employment or relating to any events prior to the Closing Date except as provided for in the Accounts 2020, the Management Accounts or as reflected in the Closing Statement.

(k)

No occupational health or safety related occurrences have taken place with respect to any employee of the Company for which the Company could be obligated to pay pension, salary, or other compensation.

6.15	Compliance with Laws and Permits

(a)

The Company has, in full force and effect, all material licenses, permits, and other qualifications necessary to carry on its Business in the manner and to the extent conducted before the Closing. There is no pending action and, to Sellers’ Knowledge, no threatened action that seeks the revocation of any such material license, permit, or other qualification. To Sellers’ Knowledge, the execution and consummation of the transactions contemplated in this Agreement will not result in a violation or breach or result in any changes to any such material license, permit or qualification.

(b)	The Company has in all material respects complied with all applicable Laws and regulations and all licenses, permits, and other qualifications, if any, necessary to carry out its Business.

(c)	To Sellers’ Knowledge, the Company has conducted the Business in all material respects in compliance with applicable anti-corruption, anti-money laundering and export control and sanctions Laws.

6.16	Litigations

(a)

There are no formal legal proceedings (including, but not limited to actions, suits, arbitration, mediation, administrative proceedings or other proceeding by or before any court, government authority, arbitral tribunal, mediation panel or other similar entity) involving the Company as a party (including as an intervening party) or affecting any of its assets, properties or rights, nor, to Sellers’ Knowledge is there any threat of such legal proceedings.

(b)

No facts or circumstances exist that are reasonably expected to result in any material litigation, arbitration, or other dispute resolution process, or administrative or criminal proceedings involving the Company.

(c)	There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator, or governmental agency against, applicable to or negatively affecting the Company.

(d)

With the exception of non-material claims in the Ordinary Course of Business, there is no complaint or other claim which has been presented by any third party (including authorities) against the Company nor, to Sellers’ Knowledge, is there any threat of any such complaint or other claim.

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6.17	Taxes

(a)

The Company has (i) filed all Tax returns, reports and other filings required to be filed with the relevant authorities as and when required to be filed, and (ii) has withheld and paid in due time all Taxes required to have been paid by the Company. All such Tax returns, reports, and other filings are complete and correct in all material respects, and there is not, and to the Sellers’ Knowledge there is not likely to be, any dispute or enquiry in respect of any of them with any authorities as at the Closing Date.

(b)	The Company has not received any written notice from any government authority which required or will require the Company to withhold Tax from any payment made since the Accounts 2020 Date.

(c)	The Company has maintained all records in relation to Tax which it is required to maintain, in all material respects in accordance with any applicable requirements.

(d)

The Company has no liabilities (whether actual or contingent) for unpaid Taxes pertaining to the period prior to the Accounts 2020 Date, except to the extent accounted for in the Accounts 2020, or pertaining to the period prior to the Closing Date, to the extent accounted for in the Management Accounts or the Closing Statement.

(e)

The Company has not been granted any waiver or extension by any relevant authority of any period of limitation governing the time of the filing of any Tax returns or reports or the time of the payment, withholding, collection or assessment of any Taxes.

(f)

The Company has not since its incorporation paid or become liable to pay, nor are there, to the Sellers’ Knowledge, any circumstances by virtue of which the Company is likely to become liable to pay, any material penalty, fine, surcharge or interest in connection with any Tax.

(g)	The amount of Tax chargeable on the Company since its incorporation has not depended on any concessions, agreements or other formal or informal arrangements with any government authority.

(h)

The Company is not liable to pay any amount or make reimbursement or indemnity to any person in respect of any Tax liability of another person pursuant to the terms of any agreement or arrangement entered into by the Company.

(i)	The Company has not been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose or one of the main purposes was the evasion or avoidance of Tax.

(j)

The Company is, to the extent that it is required to be registered, a registered person for the purposes of the relevant value added or turnover tax applicable in any relevant jurisdiction and has never been treated as a member of a group for such value added or turnover tax.

(k)	The Company is resident for taxation purposes solely in the jurisdiction in which it is incorporated and the Company is not or has never been liable for Tax in any other jurisdiction.

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(l)	There are no, nor have there been any, Tax-related audits, disputes, proceedings, or discussions initiated, resolutions pending, or, to Sellers’ Knowledge, threatened against the Company.

6.18	Absence of Certain Events

Since the Accounts 2020 Date and until the Closing Date, the Business has been operated in the Ordinary Course of Business, consistent with past practice. In particular, the Company has not:

(a)	made any material deviation from the Ordinary Course of Business in the day-to-day Business carried on in accordance with what Sellers believe to be good and sound business practice;

(b)

made any material change in any accounting practices or change in any inventory or working capital management policies or practices, including, but not limited to, policies or practices relating to invoicing, payables, inventory, revenue recognition or similar matters;

(c)	resolved or paid any dividend or other distribution of equity;

(d)	acquired, divested or created any Encumbrance over any shares, business or assets with a value in excess of USD 300,000;

(e)	assumed or incurred any indebtedness for borrowed money in excess of USD 300,000;

(f)	incurred any individual capital expenditure commitment in an amount in excess of USD 300,000;

(g)	commenced or settled any litigation which could result in a payment to or by the Company in excess of USD 300,000;

(h)

made any material changes or additions to the terms of service applicable to any members of the board of directors of the Company, or to the service or employment of any Key Employee or Vladimir Vasilevski, or dismissed any Key Employee or Vladimir Vasilevski;

(i)

increased the salary of any employee, officer or director (except for mandatory salary raises or salary raises made in connection with annual salary reviews conducted by the Company which are consistent with past practice);

(j)	terminated relationship with any material customers or suppliers of the Company; or

(k)	committed to any of the above.

6.19	Subsidies and Grants

No subsidies, grants, or other similar benefits received by, granted to, or applied for by the Company can be reclaimed, cancelled, or denied as a direct result of the execution of this Agreement or the consummation of the transactions contemplated hereby or, to Sellers’ Knowledge, on the basis of any facts, events, or other matters related to the period prior to the Closing Date.

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6.20	Environmental Matters; Health and Safety

The Company has no environmental, health or safety liabilities, including compensation for damage caused to the environment, for the property of third parties, or for the health of individuals related matters or events occurred prior to the Closing Date.

6.21	Insurance

(a)	All material insurance policies held by the Company have been set out in the Disclosure Materials. In respect of such insurances:

(i)	all premiums due have been duly paid; and

(ii)	all the policies are, and have been without interruptions, in full force and effect and, to Sellers’ Knowledge, nothing has occurred to render any such insurance void.

(b)

To Sellers’ Knowledge, the Company is insured against such material risks and in such amounts of coverage that a company conducting a similar business or the assets thereof would customarily be insured against if acting reasonably and prudently.

(c)

Details of all material claims made by the Company under insurance policies prior to the Closing Date have been set out in the Disclosure Materials. There is no material claim by the Company pending under any insurance policies.

6.22	Data Protection

(a)

Apart from the matters set out in the Disclosure Letter or the Disclosure Materials, the Company complies, and has always complied with and conducted its business in all material respects in compliance with, all applicable data protection or data privacy Laws, including

(i)	complying with all mandatory data protection principles established under any such applicable Laws in all material respects;

(ii)	honouring requests from data subjects under such Laws to exercise their legal rights with respect to personal data for which the Company is a data controller; and

(iii)	complying with all applicable requirements to notify, or register with, the relevant authorities in relation to processing of personal data under such applicable Laws.

(b)	The Company has not prior to the Closing Date:

(i)	received any monetary penalty or enforcement notice under applicable data protection or data privacy Law;

(ii)	received any written notice from any data protection authority indicating commencement of any investigation into the Company’s compliance with any such Laws; or

(iii)	been subject to any legal proceedings in respect of any alleged breach of any such Laws.

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(c)

Subject to what has been Fairly Disclosed, in each material instance in which the Company has engaged a data processor to process personal data on behalf of the Company, the Company has put in place an appropriate written contract with such data processor, in accordance with the requirements of applicable data protection and data privacy Laws, that requires such data processor to process the relevant personal data in accordance with the instructions of the Company and to implement appropriate technical and organizational security measures to protect the personal data against unauthorized or unlawful destruction, loss, alteration, unauthorized disclosure of access.

(d)

Subject to what has been Fairly Disclosed, the Company has not transferred, instructed or expressly permitted any data processor to transfer, any personal data to any recipient located outside the European Economic Area, except in accordance with all applicable data protection and data privacy Laws and the relevant case law applicable to the Company.

(e)

The Company has not accessed or stored any information on a data subject through cookies or equivalent trackers without first providing the data subject with clear and comprehensive information about the access or storage and obtaining their consent or other valid legal basis pursuant to the applicable privacy Laws, except where such access or storage was necessary to provide a service explicitly requested by the data subject or for the sole purpose of a transmission across a network.

(f)

The Company complies with all requirements and obligations pertaining to the direct marketing of its products and services as they are outlined in the applicable data protection or privacy Laws and the relevant case law applicable to the Company (including, but not limited to obtaining all necessary consents and has providing data subjects necessary means by which they can opt-out of such marketing).

(g)

The Company complies with all requirements and obligations pertaining to the use of cookies and other similar tracking technologies, including obligations concerning consent management, as they are outlined in the applicable data protection or privacy Laws and the relevant case law applicable to the Company.

(h)	The Company complies in all material respects with the data protection and privacy related requirements imposed by its contractual partners through contractual means.

(i)

The Company has taken reasonable measures designed to ensure that the Company’s data (including personal data) is protected against loss, damage, and unauthorized access, use, modification, or other misuse.

(j)	There have not been any data security breaches, loss of data or unauthorized disclosures or processing of personal data (including sensitive information) which is under the Company’s responsibility.

(k)	The Disclosure Materials contain complete and accurate copies of:

(i)	all current registrations or notifications to relevant authorities made by the Company under applicable data protection and data privacy Laws;

(ii)	the Company’s privacy and data security policies in force;

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(iii)

all material contracts or agreements between the Company and any data processor and / or data controller, including without limitation, material contracts for data storage, servers, and analytics services in force on the Closing Date; and

(iv)	all agreements relating to the transfer of personal data to any recipient outside the European Economic Area.

6.23	Competition

(a)

The Company is not or has not at any time been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not legally binding) or course of conduct which:

(i)	is or was in breach of any competition legislation in any jurisdiction in which the Business is or has been carried on;

(ii)

is or has been the subject of any investigation or request for information by any court, competition or other governmental or administrative authority pursuant to any competition legislation in any jurisdiction in which the Business is or has been carried on;

(iii)

is or has been the subject of any complaint, proceedings, or threat of complaint or proceedings, by any third party concerning any competition legislation of any jurisdiction in which the Business is or has been carried on; or

(iv)

to the Sellers’ Knowledge, is or was otherwise registrable, notifiable, unenforceable or void pursuant to any competition legislation or which renders the Company or any of its officers liable to administrative, civil or criminal proceedings under any competition legislation in any jurisdiction in which the Business is or has been carried on.

(b)

The Company has not given any undertaking, and no order, decision, judgment or direction of any court, competition authority or other governmental or administrative authority has been made against the Company, or in relation to it, pursuant to any competition legislation in any jurisdiction in which the Business is or has been carried on which restricts the manner in which the Company is permitted to conduct any of the Business.

(c)

The Company has not received any aid, or any written notice of any investigation, or complaint in relation to the receipt or the alleged receipt of any aid or alleged aid, from any governmental organisation in any jurisdiction in which the Business is or has been carried on.

6.24	Transactions with Sellers

(a)

There are no outstanding debts or other legal obligations or rights between the Company and any Seller or any Affiliate of a Seller other than in the Ordinary Course of Business pursuant to applicable employment and service agreements entered into between the Company and an Employee Seller upon arms’ length basis.

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(b)

The Company has not entered into any transaction, contract or other arrangement with any Seller or any Affiliate of a Seller other than in the Ordinary Course of Business upon arms’ length basis. True and complete copies of any agreements and information of any transactions or arrangements between the Company and any Seller or any Affiliate of a Seller have been included in the Disclosure Materials.

6.25	Brokers or finders

The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

6.26	Key Performance Indicators

The data and reports concerning and / or including any information on the Company’s key performance indicators and shared by the Company with Buyer prior to the date of this Agreement was compiled as a good faith representation by the Company’s management of the operating status of the Company for the months shown, was derived in good faith from data and information contained in the Company’s equipment or third-party servers to which the Company has access to, and is accurate (i) in all material respects, to the extent the underlying data is collected and generated solely by the Company, and (ii) to Sellers’ Knowledge, in all material respects, to the extent the underlying data is collected or generated by a party or person other than the Company.

6.27	Disclosure

The Disclosure Materials have been compiled in good faith in order to give a true and fair (however, with respect to any unaudited financial information, a materially fair and true) view of the Company and the Business. To Sellers’ Knowledge, the Disclosure Materials (a) are true and correct and not misleading in all material respects as to factual matters and as at the time they were prepared, and (b) do not omit to disclose any matter, circumstance or liability which materially and adversely affects the Company or the Business or would be deemed material to a reasonable buyer of the Shares and Options.

6.28	No Other Warranties

It is specifically stated and agreed that Sellers have not made, and Buyer has not relied on, any other expressed or implied warranties regarding Seller, the Shares or Options, or the Business, than those contained in this Section 6 (which exclude, for the sake of clarity, all other expressed or implied warranties, whether statutory or otherwise). Without limiting the generality of the foregoing, Sellers have not made any warranty to Buyer with respect to, and assume no liability towards Buyer based on, any financial or other projection, forecast, or estimate of any future development or event (including any general market information or market development, matter of opinion, evaluation, assessment of business potential, customer risk assessment, customer pipeline estimate, anticipated future performance, prospects, expected regulatory developments, or similar matter) relating to the Company, whether or not such projection, forecast, or estimate has been included in the Disclosure Materials.

Any projection, forecast or estimate that may have been delivered or communicated by or on behalf of Sellers, their Affiliates or advisors to Buyer, its Affiliates or their advisors (as part of the Disclosure Materials or otherwise), has been prepared in good faith on the basis of the information available as of the date such projection, forecast or estimate was made. Taking into account the abovementioned, Buyer acknowledges that (a) there are uncertainties inherent in attempting to

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make such projections, forecasts, and estimates, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of all such projections, forecasts and estimates so furnished to it and (d) it will not hold Seller (or its Affiliates, directors, officers, employees, agents or advisors) liable with respect thereto, save for in case of any projections, forecasts or estimates being intentionally prepared as misleading.

7.	WARRANTIES OF BUYER

Buyer hereby gives to Sellers the warranties set out in Section 7 as at the at the Closing and at the Subsequent Closing.

7.1	Organization

Buyer is duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has full corporate power and all necessary approvals, authorizations, licenses and permits to carry on the businesses of Buyer.

7.2	Power and Authority

Buyer has full legal and corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder. The execution of this Agreement, the consummation of the transactions contemplated hereunder, and the fulfillment of the terms hereof do not result in a breach of the articles of association of Buyer or any resolution adopted by the general meeting of shareholders, the board of directors or other similar body of Buyer, or require any consent or approval of any shareholders, partners or financiers of Buyer, which consent or approval has not been obtained. This Agreement constitutes a binding obligation of, and is enforceable against Buyer in accordance with its terms and conditions.

7.3	Solvency

Buyer is not insolvent, nor has it discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration or solvent liquidation, and to Buyer’s best knowledge, no other person acting in good faith has filed such substantiated petition or a substantiated petition for the forced sale or sequestration of any part of the assets of Buyer.

7.4	Financing

Buyer has (and at the Closing and at the Subsequent Closing, will have) immediately available the necessary cash resources to meet its obligations under this Agreement and required for the consummation of the transactions contemplated hereby, including the full payment of the Closing Purchase Price, the Subsequent Closing Purchase Price, and transfer taxes, and such financing is not subject to or conditional upon any conditions or circumstances beyond the control of Buyer.

7.5	Approvals

No authority approvals or formalities are required for the lawful and valid consummation by Buyer of the transactions contemplated by this Agreement. Such consummation does and will not result in any breach of any applicable Law, approval, authorization, license or permit, or any judgment or order by a national or supranational court or authority, all as binding upon Buyer or as otherwise applicable to the businesses of Buyer.

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7.6	No Breach by Sellers

(a)

On the Closing Date and based on what has been Fairly Disclosed or otherwise, neither Buyer nor any of its or its Affiliates’ directors, officers, employees, or advisors that have participated in the transaction process leading to this Agreement have any actual knowledge that any Seller would be in breach of any of the Warranties entitling Buyer to make a Claim hereunder.

(b)

On the Closing Date, neither Buyer nor any of its or its Affiliates’ directors, officers, employees, or advisors, has actual knowledge of any matter, event or circumstance which has been Fairly Disclosed or is otherwise actually known by Buyer and would, or may, give rise to any liability entitling Buyer to make a Claim hereunder on the part of any Seller under this Agreement, save for any liability under the Tax indemnity set out in Section 8.4 or under the specific indemnities set out in Section 8.5.

8.	REMEDIES

8.1	Indemnification by Sellers

(a)

Subject to the terms and conditions set out in this Agreement, including the limitations set out in Sections 8.1(c) and 8.2 below and Section 3.2.5, the Sellers shall, on a several and not joint and several basis, indemnify and hold harmless Buyer in respect of any damage, loss, cost, liability, expense, loss of value or other damage including, but not limited to reasonable expenses of investigation and attorneys’ fees, actually incurred by Buyer or the Company, but excluding any indirect damage, loss or cost that is not a reasonably foreseeable consequence of such breach (the Loss) as a result of or in connection with, or become subject to, as a result of or in connection with:

(i)

a breach of any of the Warranties (save where a breach of a Sellers’ Fundamental Warranty is made only by a specific Seller, in which case only such Seller shall be responsible for such indemnification);

(ii)	under the Tax indemnity set out in Section 8.4 or the specific indemnities set out in Section 8.5;

(iii)

a breach of covenant under this Agreement (save where a breach of covenant is made only by a specific Seller, in which case only such Seller and any Sellers who actually participated in such breach shall be responsible for such indemnification); and

(iv)

a claim in respect of fraud, intentional misrepresentations or wilful breach by the Sellers or any specific Seller(s) (save where only a specific Seller committed or had knowledge of such fraud, intentional misrepresentations or wilful breach, in which case only such Seller shall be responsible for such indemnification).

(b)	Seller’s liability relating to the transactions contemplated by this Agreement is exclusively governed by this Agreement.

(c)

Any amount payable to Buyer or the Company under this Section 8 shall, to the extent possible, be treated for all purposes as a reduction of the Closing Purchase Price or as a set-off against the Subsequent Closing Purchase Price (subject to

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Section 3.3.5(b)). No remedy under the Finnish Sale of Goods Act (355/1987, as amended) or other applicable Law is available to Buyer, including the right to withhold any payment, set-off any claim or receivable other than the Subsequent Closing Purchase Price (subject to Section 3.3.5(b)), rescind or terminate this Agreement or to refuse to proceed with the Closing or the Subsequent Closing.

8.2	Limitation of Sellers’ Liability

8.2.1	Monetary Limitations

(a)	Each Seller’s liability under this Agreement shall be limited to the share of the Closing Purchase Price actually received by it.

(b)

Buyer’s right to indemnification for Claims in respect of Sellers’ breach of the Business Warranties (other than in respect of Sections 6.8(a) and 6.8(b)) shall be limited to the Escrow Amount (Claims) deposited on the Escrow Account (Claims), which amount shall constitute Sellers’ aggregate maximum liability under such Business Warranties, and Buyer’s right to indemnification in respect of Sellers’ Business Warranties set out in Sections 6.8(a) and 6.8(b) shall be limited to USD 50,000,000, which amount shall constitute Sellers’ aggregate maximum liability under Sections 6.8(a) and 6.8(b).

(c)

Buyer has no right to indemnification in respect of Sellers’ breach of the Business Warranties, unless the Loss or the aggregate amount of the Losses, subject to any limitations under this Section 8.2, exceeds USD 3,000,000. If the aggregate amount of Losses exceeds such threshold, Buyer shall have the right to indemnification for the whole amount of such Losses (and not only the amount of Losses exceeding such threshold), subject to the other limitations provided in this Section 8.

(d)

No individual Loss or series of Losses, in each case, in respect of Sellers’ breach of the Business Warranties, arising from substantially identical facts or circumstances, the amount of which is less than USD 200,000 will be taken into account when establishing the amount of a Loss in respect of Sellers’ breach of the Business Warranties or the aggregate amount of such Losses.

8.2.2	Time Limitations

(a)

Buyer is not entitled to make a Claim and no liability in respect of any Claim by Buyer exists, unless notice in writing of any such Claim, accompanied by reasonable relevant particulars thereof specifying the nature of the breach, the amount claimed in respect thereof and all such other information, to the extent available to Buyer or the Company, as is reasonably necessary for assessing the merits of the Claim, has been given to Sellers:

(i)

for Claims for breaches of the Business Warranties (other than in respect of Sections 6.8(a) and 6.8(b)), in any event not later than 18 months after the Closing Date, and for Claims for breaches of the Business Warranties set out in Sections 6.8(a) and 6.8(b), in no event later than 36 months after the Closing Date;

(ii)

for Claims for breaches of Fundamental Warranties, in any event not later than seven (7) years after the Closing Date, except for Claims for breaches of the Tax Warranties for which a Claim must be made not

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later than six (6) months after (x) the expiry of the statutory tax reassessment period applicable to Taxes covered by the Tax Warranties or (y) if later, receipt of a final and binding tax assessment decision concerning such Taxes; or

(iii)	for Claims for breaches of any Sellers’ obligations under this Agreement, in any event not later than six (6) months after the last day of the effective period of such obligation.

(b)

Any Claim presented against Sellers within the time-limitations set out in this Section 8.2.2, to the extent not previously satisfied, settled or withdrawn, is deemed to have been withdrawn and expired six (6) months from the date on which the relevant time-limitation for such Claim expired, unless arbitral proceedings based on such Claim have been commenced against Seller by such time in accordance with Section 10.12 (Arbitration).

8.2.3	Other Limitations of Sellers’ Liability

(a)

Sellers’ liability under this Agreement shall be several, and not joint and several, and such liability shall be divided among all Sellers, including in respect of the Business Warranties given by Management Sellers on behalf of all Sellers, pro rata to the Closing Purchase Price actually received by them. Notwithstanding the immediately preceding sentence, where a Loss or Tax to be indemnified by all the Sellers under this Agreement exceeds the Escrow Amount (Claims) then remaining, or in the case of Loss arising under Section 8.5.1 the total aggregate amount of the Escrow Amount (Claims) and the Escrow Amount (Litigation) then remaining, Buyer shall have the right to claim such share of this exceeding Loss or Tax that would otherwise be payable by the Sellers (other than the Venture Sellers) in its entirety from Ilkka Teppo, Jarno Heikkinen, Jarno Fabritius, Miika Fabritius, and Aaro Väänänen (each a Major Indemnitor, and together the Major Indemnitors) and the Major Indemnitors shall have the obligation to indemnify Buyer on behalf of such Sellers for such exceeding Loss or Tax, provided, however, that in no event shall a Major Indemnitor be liable for any such Loss or Tax, subject to Section 8.3, in an amount that exceeds the amount of such Loss or Tax multiplied by such Major Indemnitor’s Portion. For the avoidance of doubt, (i) each of the Venture Sellers shall always be liable for any such Loss or Tax pro rata based on the Closing Purchase Price actually received by them and (ii) such indemnification by the Major Indemnitors shall not relieve the other Sellers from their liability for the Loss and the Major Indemnitors shall, pursuant to indemnification made to Buyer in accordance with this Section 8.1(a), have the right to claim from the other Sellers any amount paid on their behalf.

(b)	Sellers shall not be liable for a Loss under this Agreement more than once (whether based on the same or a different Warranty or other provision under this Agreement).

(c)	Without prejudice to any other limitations hereunder, Buyer shall not be entitled to make a Claim or to recover or receive any compensation for any Loss to the extent:

(i)	a deviation from or inaccuracy in the Business Warranties has been Fairly Disclosed;

(ii)

a Loss, which is contingent, becomes an actual Loss (for the avoidance of doubt, this does not limit Buyer from making a Claim with respect to such contingent Loss in order to prevent lapse of the time periods set

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forth in Section 8.2.2 and then finalizing such Claim after it has ceased to be contingent and has become an actual Loss);

(iii)	it is reflected or covered by a reserve, allowance or other (specific or generic) provision in the Accounts 2020 or the Management Accounts, or treated as indebtedness in the Closing Statement;

(iv)

it is covered by a third-party insurance policy in force, or would have been so covered if the insurance policies of the Company had been maintained after the Closing on no less favorable terms than those existing immediately prior to the Closing Date;

(v)

it would not have occurred but for any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request or with the approval of Buyer or its Affiliate;

(vi)

it would not have occurred but for, or has increased or not reduced as a result of, (i) an act, omission or transaction of Buyer or its Affiliate, or any person deriving title from Buyer or its Affiliate after the Closing, provided, however, that such act, omission or transaction was not carried out (w) pursuant to an obligation imposed by any Law; (x) at the request of the Sellers; or (y) pursuant to this Agreement or (ii) a failure by Buyer or its Affiliate, or any person deriving title from Buyer or its Affiliate to take commercially reasonable action to mitigate the Loss (for the avoidance of doubt, each of the above references to Buyer’s Affiliate includes, after Closing, also the Company);

(vii)

it relates to any loss of business reputation or opportunity, loss of synergies or cost savings, or other similar advantages, or any loss calculated based on any discount rates or yields, price earnings or other multiples, or similar valuation mechanism; or

(viii)

it occurs as a result of the passing of, or change in, any applicable Law (including any increase in Tax rate), accounting standard, or any other administrative practice, policy or generally accepted application of the same by any governmental or regulatory body after the Closing Date, or which takes effect retroactively.

8.2.4	Third Party Claims and Recovery

(a)

In case Buyer or its Affiliates (including, after Closing, the Company) receive written notice or otherwise become actually aware of any Third Party Claim, which may lead to a Claim against Sellers under this Agreement, Buyer shall:

(i)

as soon as reasonably practicable after Buyer has become aware of the Third Party Claim, give notice of the Third Party Claim to the Sellers’ Representative and keep the Sellers’ Representative reasonably informed on an ongoing basis of correspondence, negotiation, proceeding, dispute or litigation relating to such claim;

(ii)	use commercially reasonable best efforts to in good faith resist any Third Party Claim and mitigate any Loss caused by the Third Party Claim, to the extent such

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efforts do not cause material harm to the interests of the Company or the Business; and

(iii)

at the request of the Sellers’ Representative, allow the Sellers’ Representative, at the sole cost of the Sellers’ Representative, to participate and give input in, but not direct or control, proceedings and negotiations concerning such Third Party Claim with Buyer (and the Company) and provide Sellers’ Representative such information as is reasonably necessary in connection with the Sellers’ Representative participating the in the proceedings and negotiations.

(b)

If Sellers have made any payment to Buyer as a settlement of any Claim and Buyer or Company have the right to recover from any third party any amount payable as a result of facts or circumstances forming the basis of such Claim, then Buyer shall, or shall cause that the Company shall, upon request of the Sellers’ Representative, assign that right to Sellers, save where recovery or actions to seek recovery from such third party would involve a significant supplier or key partner of Buyer or the Company and such actions or recovery would reasonably be expected to materially harm the interests of Buyer or the Company, in which case Buyer or the Company shall proceed to seek such recovery in good faith from such third party and the amounts so recovered shall reduce the amounts payable by Seller (and, as applicable, be returned to Sellers) on a USD-for-USD basis.

(c)

Buyer shall have the right to settle any Third Party Claim, provided, however, that Buyer shall notify the Sellers’ Representative in writing of the intention to settle the Third Party Claim, such notice including all material terms and conditions of the settlement. If the Sellers’ Representative within 20 Business Days from receiving the written notice in writing objects to the settlement, such settlement shall not be determinative that any amounts may be recovered by Buyer from Sellers in respect of such settled Third Party Claim pursuant to the indemnification provisions of Sections 8.1 and 8.2 or the amount of Loss incurred by Buyer, the Company or their Affiliates in respect of such Third Party Claim. For the avoidance of doubt, if the Sellers’ Representative informs Buyer in writing that the Seller’s Representative does not object to the settlement or if the Sellers’ Representative does not object to the settlement within the above 20 Business Days’ period, no Seller can object to the validity of the settlement amount as the Loss incurred by Buyer, the Company or their Affiliates.

(d)

Notwithstanding any of the foregoing, Sellers shall have no obligation to satisfy any Claim in respect of any Third Party Claim before the matter is subject to (i) a final settlement that has been either approved by the Sellers’ Representative or to which the Sellers’ Representative failed to object, both in accordance with Section 8.2.4(c), (ii) or a final non-appealable decision.

8.3	Fraud, etc.

Nothing in this Agreement operates to exclude or limit any liability of any Party in respect of breaches of this Agreement due to fraud or willful misconduct (in Finnish: tahallisuus) of such Party.

8.4	Tax Indemnity

(a)

The Sellers shall, on a several basis (and not joint and several) irrespective of whether or not the Sellers are in breach of any of the Warranties or any other provision of this Agreement, and irrespective of any knowledge of Buyer, indemnify and hold Buyer harmless on a USD for USD basis from and against any Loss or Tax

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arising out of or relating to Taxes imposed on the Company pertaining to the period prior to Closing; provided, that Taxes indemnifiable hereunder shall not include any Taxes to the extent such Taxes result from an election under Section 336 or Section 338 of the US Tax Code with respect to the Company. Buyer’s right to make a claim under this tax indemnity shall terminate on the date that is six (6) months from (i) the expiry of the statutory tax reassessment period applicable to such Taxes or (ii) if later, receipt of a final and binding tax assessment decision concerning such Taxes from the end of the applicable statutory period of limitation for Tax reassessment.

(b)

The Parties expressly acknowledge and agree that Buyer and the Company shall have the right to take any actions and a proactive approach towards the relevant Tax authorities and other relevant entities in order to resolve any potential Tax liabilities of the Company without limiting Buyer’s right to indemnification under Section 8.4 above. Buyer shall, at the request of the Sellers’ Representative, allow the Sellers’ Representative to participate in, but not control, the actions and approaches towards the relevant Tax authorities and other relevant entities and keep the Sellers’ Representative reasonably informed thereof. Buyer shall, and shall cause the Company to, use commercially reasonable best efforts to finally settle any potential outstanding liability of the Company to pay Taxes with respect to the Options without unreasonable delay.

8.5	Specific Indemnity

8.5.1	Patent Infringement Claims and Related Litigation

(a)

Notwithstanding Sections 8.2.1(b)–(d), 8.2.2 and 8.2.3 and thus without applying any limitations of liability following from the aforementioned Sections, but subject to Section 8.5.3, Sellers shall compensate Buyer for any Loss suffered by Buyer or the Company as a result of any claim for patent infringement made by a Patent Holder relating to or in connection with (i) the operation, function, composition, appearance or other part or feature of the Company’s game(s) and application(s) as existing on the Closing Date, and (ii) a Patent against the Company, and any litigation, arbitration or other legal proceedings related thereto.

(b)

This Section 8.5.1 is not applicable to any new features, components, or other additions, adjustments or modifications to the operation, function, composition, appearance or other part of the Company’s game(s) and application(s) after of the Closing Date and Buyer shall be solely liable for claims solely to the extent relating thereto.

(c)

No Claim for the specific indemnity under this Section 8.5.1 shall be made after the third (3rd) anniversary of the Closing Date (for the avoidance of doubt, Buyer shall have the right to make a Claim with respect to any on-going or pending litigation or with respect to an actual written threat of a claim or litigation made against the Company or any of its Affiliates related to circumstances covered by the specific indemnity set out in this Section 8.5.1(a) in order to prevent lapse of the time period set forth above and then finalizing such Claim after the claims or litigation have been finally settled or concluded and, as applicable, is non-appealable, it being understood that with respect to a threatened claim or litigation the right to make a Claim hereunder shall expire at the time that it has become reasonably evident that a threatened claim will not materialize into an actual Third Party Claim).

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(d)

Prior to the expiration of the 3-year claim period, Buyer undertakes to refrain (and shall cause its Affiliates, including the Company, to so refrain) from taking any steps or actions, the purpose of which is to (i) harm the interests of the Sellers or diminish the Subsequent Closing Purchase Price or (ii) to provoke the initiation of any Third Party Claim relating to circumstances covered by the specific indemnity under this Section 8.5.1(a).

(e)

Sellers’ liability pursuant to this Section 8.5.1 shall in all circumstances be limited to fifty percent (50%) of the total Closing Purchase Price and Subsequent Closing Purchase Price actually paid by Buyer hereunder.

(f)	In case Buyer becomes aware of any Third Party Claim described in Section 8.5.1 that could constitute liability for the Sellers, Buyer shall:

(i)

as soon as reasonably practicable after Buyer has become aware of the Third Party Claim, give notice of the Third Party Claim to the Sellers’ Representative and keep the Sellers’ Representative reasonably informed on an ongoing basis of correspondence, negotiation, proceeding, dispute or litigation relating to such claim;

(ii)

use commercially reasonable best efforts to in good faith resist and mitigate any Loss caused by the Third Party Claim, to the extent such efforts do not cause material harm to the interests of the Company or the Business;

(iii)

subject to the other provisions of this Section 8.5.1(f), control the conduct of all proceedings and negotiations of any nature arising in connection with the Third Party Claim, including without limitation, the right to take any actions Buyer deems reasonably necessary and are recommended by its counsel, including asserting counterclaims and conducting proceedings with the USPTO and other patent offices; provided, that, Buyer is not initiating any such actions without an actual, pending or threatened Third Party Claim;

(iv)

in the event that Buyer or its Affiliates have a conflict of interest relating to the Third Party Claim, which could result from other ongoing, pending or threatening litigation, claims, proceedings or other matters between Buyer or its Affiliates, on the one hand, and the party making the Third Party Claim (or its Affiliates), on the other hand, then the Sellers’ Representative shall, notwithstanding sub-section (iii) above, have the right to elect to assume control over the conduct of the proceedings and negotiations of any nature arising in connection with the Third Party Claim (in which case Buyer shall have equivalent participation rights as otherwise granted to the Sellers’ Representative hereunder); provided in each case that the Sellers’ Representative shall not be entitled to so assume control of the proceedings if any of the Management Sellers or Venture Sellers also have a similar conflict vis-à-vis the party making the Third Party Claim (or its Affiliates) as referenced above. If the Sellers’ Representative assumes control of the proceedings pursuant to this Section 8.5.1(f)(iv), the Sellers’ Representative shall not without the prior written consent of Buyer settle the Third Party Claim in any other manner than for money damages not exceeding fifty percent (50%) of the total Closing Purchase Price and Subsequent Closing

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Purchase Price actually paid by Buyer under this Agreement with a full release by the relevant third party of the Third Party Claim and any related claims against the Company;

(v)

at the request of the Sellers’ Representative, allow the Sellers’ Representative, at the sole cost of the Seller’s Representative, to participate in and give input in, but not direct or control, proceedings and negotiations concerning such Third Party Claim with Buyer (and the Company) and provide the Sellers’ Representative such information as is reasonably necessary in connection with the Sellers’ Representative participating in the proceedings and negotiations; and

(vi)

have the right to settle any Third Party Claim, provided, however, that Buyer shall notify the Sellers’ Representative in writing of the intention to settle the Third Party Claim, such notice including all material terms and conditions of the settlement. If the Sellers’ Representative within 20 Business Days from receiving the written notice in writing objects to the settlement, such settlement shall not be determinative that any amounts may be recovered by Buyer from Sellers in respect of such settled Third Party Claim pursuant to the indemnification provisions of this Section 8.5.1 or the amount of Loss incurred by Buyer, the Company or their Affiliates in respect of such Third Party Claim. For the avoidance of doubt, if the Sellers’ Representative informs Buyer in writing that the Seller’s Representative does not object to the settlement or if the Sellers’ Representative does not object to the settlement within the above 20 Business Days’ period, no Seller can object to the validity of the settlement amount as the Loss incurred by Buyer, the Company or their Affiliates.

8.5.2  Data Protection and Privacy

(a)

Notwithstanding Sections 8.2.1(b)–(d), 8.2.2 and 8.2.3 and thus without applying any limitations of liability following from the aforementioned Sections, but subject to Section 8.5.3, Sellers shall compensate Buyer for any Loss suffered by Buyer or the Company as a result of any enforcement actions by competent data protection supervisory authorities or any claims made by data subjects relating to any of the following violations of applicable privacy and data protection Laws: (i) invalidity of consent for processing personal data (ii) lack of or invalidity of consent for the use of cookies or other similar online trackers where such cookies or trackers cannot be used without the users’ consent; (iii) lack of the records of processing activities required under article 30 of the European General Data Protection Regulation; (iv) lack of mandatory data processing agreements required under article 28 of the European General Data Protection Regulation; or (v) lack of applicable transfer mechanisms under article 46 of the European General Data Protection Regulation and relevant case law applicable to the Company as well as data transfer impact assessments concerning the transfers of personal data outside of the European Economic Area.

(b)

No Claim for any specific indemnity set forth in this Section 8.5.2 shall be made after five (5) years after the Closing Date (for the avoidance of doubt, Buyer shall have the right to make a Claim with respect to any on-going or pending enforcement action, investigation or claim, or an actual written threat of such action, investigation or claim, in each case by competent data protection supervisory authorities or data

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subjects and related Loss in order to prevent lapse of the time period set forth above and then finalizing such Claim after the investigations, enforcement actions or claims have been finally settled, it being understood that with respect to said threatened action, investigation or claims the right to make a Claim hereunder shall expire at the time that it has become reasonably evident that a threatened claim will not materialize into an actual action, investigation or claim).

(c)	Sellers’ liability pursuant to this Section 8.5.2 shall in all circumstances be limited to a total of USD 5,000,000.

8.5.3  Further Limitations

(a)	The limitations set out in Sections 8.2.2(b), 8.2.3(b), 8.2.3(c)(iv), (v) and (vii) shall apply to the specific indemnification under this Section 8.5.

(b)

Sellers shall have no obligation to satisfy any Claim in respect of any Third Party Claim before the matter is subject to (i) a final settlement that has been either approved by the Sellers’ Representative or to which the Sellers’ Representative failed to object, both in accordance with Section 8.5.1(f)(vi), or a final non-appealable decision.

9.	CERTAIN UNDERTAKINGS

9.1	Conduct of Business Between Closing and Subsequent Closing

9.1.1   Governance and Business Plan

(a)

After the Closing, Buyer shall have the sole right to nominate the members of the board of directors of the Company, provided that until the occurrence of the Subsequent Closing Ilkka Teppo shall be appointed as a regular member to the board of directors as the Management Sellers’ representative.

(b)

Subject to the business plan for the period between the Closing and the Subsequent Closing set out in Schedule 9.1.1(b)(i) (the Business Plan) and the Managing Director’s authorization limits set out in Schedule 9.1.1(b)(ii) (the Authorization Limits) (in case of a discrepancy between the Business Plan and the Authorization Limits related to user acquisition activities or salaries, the Business Plan shall prevail), the Management Sellers shall have the primary responsibility for the day-to-day operations and management of the Company and the Business, however, under the ultimate control of the board of directors nominated by Buyer. Unless otherwise agreed with Buyer as part of the Business Plan, the Authorization Limits or otherwise, the Management Sellers shall conduct the operations of the Company in a manner consistent in all material respects with the Company’s operating model prior to the Closing.

(c)

Ilkka Teppo shall continue to act as the Managing Director of the Company upon the Closing in accordance with the managing director service agreement entered into on the date of this Agreement and it is contemplated that Ilkka Teppo shall serve in this role until the Subsequent Closing unless his service relationship is terminated for Cause, material failure to meet reasonable performance standards or continuous incapability to fulfil the duties of the Managing Director (it being understood that any termination of the services of Ilkka Teppo without Cause shall not in any way restrict his right to receive the Subsequent Closing Purchase Price).

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9.1.2  Buyer’s Covenants

Without limiting the generality of Section 9.1.1, between the Closing and the Subsequent Closing, Buyer undertakes, and shall procure that its Affiliates (including the Company) undertake, to:

(a)	enable the Management Sellers to operate the Business in accordance with Section 9.1.1;

(b)	operate the Business in all material respects in accordance with applicable Laws;

(c)	maintain sufficient working capital in the Company to allow it to operate in a manner consistent with the Ordinary Course of Business and the Business Plan;

(d)	not take any act with the purpose of frustrating or causing any harm to the goodwill of the Company or impairing or diminishing any Subsequent Closing Purchase Price;

(e)	not take, in each case without the prior written consent of the Management Sellers (such consent not to be unreasonably denied, delayed, or conditioned), any of the following acts:

(i)	transfer any Shares or Options or other ownership interest in the Company to any person other than any Affiliate of Buyer that is bound by the obligations hereunder;

(ii)	procure the Company to acquire or divest any businesses or business assets, or any shares or other securities;

(iii)	engage the Company in a new business or discontinue the Business, or carry on the Business in a manner materially deviating from the Ordinary Course of Business;

(iv)	cease to operate the Company as a stand-alone company operating under its “Reworks” brand;

(v)

enter into or make any agreement, commitment or undertaking that is not at arm’s length and involving the Company, save for intercompany arrangements where other Affiliates of Buyer provide services to the Company at cost;

(vi)

divert or inhibit any Management Seller from spending substantially all of their working time on the Business and affairs of the Company, save for cases where a Management Seller’s employment or service relationship with the Company is terminated with Cause;

(vii)	sell, license or dispose of Intellectual Property Rights of the Company;

(viii)

change any material accounting practices of the Company (unless required by Law or Buyer’s groupwide practices (it being understood that any such change in accounting practices shall not impair or diminish any part of the Subsequent Closing Purchase Price hereunder);

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(ix)	assume any liabilities which were accrued liabilities of Buyer or any of its Affiliates, which could impair or diminish any part of the Subsequent Closing Purchase Price; or

(x)	dissolve or liquidate the Company or cause it to participate in a merger or demerger.

9.1.3   Buyer’s Breach

(a)

If any Seller, acting in good faith, reasonably believe that Buyer or any of its Affiliates has breached its obligations under Section 9.1.1 or 9.1.2 (the Buyer’s Breach), the Sellers’ Representative shall notify Buyer in writing thereof (the Notice of Breach). The Notice of Breach must indicate (on the basis of the information reasonably available to the Sellers’ Representative at the time he gives such Notice of Breach) the nature of the Buyer’s Breach and Seller’s view on how the Buyer’s Breach is likely to reduce the Subsequent Closing Purchase Price.

(b)

The Sellers’ Representative and the Buyer’s Representative shall in good faith discuss the Buyer’s Breach and its impact on the Subsequent Closing Purchase Price, and endeavor in good faith to agree an adjustment to the basis on which the Subsequent Closing Purchase Price is calculated or such other variation to this Agreement to put Sellers in the position they would have been in had such Buyer’s Breach not occurred. This Section is without prejudice to any other claim or remedy Sellers may have against Buyer in relation to the Buyer’s Breach or Buyer’s obligation to pay the Subsequent Closing Purchase Price, in each case, save to the extent that the Sellers’ Representative and the Buyer’s Representative agree on a resolution in relation to the Buyer’s Breach in writing and which waives such claim or remedy or amends Buyer’s obligations under Section 9.1.1 or 9.1.2.

(c)

If the Sellers’ Representative and the Buyer’s Representative fail to agree on the Buyer’s Breach in accordance with 9.1.3(b) within (60) Business Days from the receipt of the Notice of Breach by Buyer, then the dispute shall be resolved in accordance with Section 10.12 (Arbitration), in which arbitration it will be determined (i) if Buyer or its Affiliate has breached any of the obligations under Section 9.1.1 or 9.1.2, and (ii) if such breach is established, the amount by which Buyer shall compensate Sellers for any reduction in the Subsequent Closing Purchase Price as a result of such a breach by Buyer of Section 9.1.1 or 9.1.2.

9.1.4  Sellers’ Rights and Covenants

(a)

The Parties hereby acknowledge that as of Closing, the Shareholders’ Agreement is terminated and as of Closing, a Seller who after Closing continues to own Shares and/or Options, is a minority shareholder and/or option holder in the Company. Between the Closing and the Subsequent Closing, certain statutory rights of minority shareholders under the Companies Act may become applicable to such Sellers.

(b)	Each Seller hereby waives any of its minority rights under the Companies Act, including but not limited to:

(i)	pre-emptive right to subscribe for new shares issued by the Company under Chapter 9 of the Companies Act;

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(ii)	right to postpone certain matters to be decided by the annual general meeting to an extended annual general meeting held at a later stage under Section 24 of Chapter 5 of the Companies Act;

(iii)	right to demand an extraordinary general meeting to be held under Section 4 of Chapter 5 of the Companies Act;

(iv)	right to request an appointment of an additional auditor under Section 5 of Chapter 7 of the Companies Act;

(v)	right to demand a special audit under Section 7 of Chapter 7 of the Companies Act;

(vi)	right to demand the Company to make a dividend distribution to shareholders of the Company under Section 7 of Chapter 13 of the Companies Act;

(vii)

right to demand a shareholder holding more than nine-tenths of all the issued and outstanding shares to redeem the Company shares held by a minority shareholder under Section 1 of Chapter 18 of the Companies Act; and

(viii)	right to bring a claim against the Company or Buyer by virtue of the minority rights under the Companies Act.

provided that there has not occurred any material breach by Buyer of any of its obligations under this Agreement (which breach has not been cured (to the extent curable) by Buyer within thirty (30) Business Days from the receipt of a written notice thereof by Buyer) (the Buyer’s Material Breach).

(c)

At Closing, each Seller who after Closing continues to own Shares, undertakes to deliver a duly executed power of attorney, in the form of Schedule 9.1.4(c), giving a full right to Buyer to exercise, at its sole discretion and subject to the general principles of the Companies Act and the terms of this Agreement, the voting rights of the respective Seller in any shareholder meeting of the Company between the Closing and the Subsequent Closing. Such power of attorney will be considered revoked upon a Buyer’s Material Breach for as long as such breach continues.

9.1.5 Information Rights

Buyer shall at the request of the Sellers’ Representative provide within a reasonable timeframe the Management Sellers and Venture Sellers monthly and quarterly data on the revenue, marketing and user acquisition spend and Company EBITDA for the Earn-Out Period; provided that such monthly data will be interim calculations without adjustments or other accounting entries. Such data shall be provided by Buyer on an as-is basis, unaudited and subject to the confidentiality obligations set out in Section 9.3.

9.2 Post-Closing Items

(a)

The Parties undertake that the notifications and other actions with respect to the authorities required after the Closing, including trade register notices, shall be made without undue delay and in any case within the specified time required for each act.

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(b)

At the following annual general meetings of the Company, Buyer shall procure that, unless otherwise recommended by the Company’s auditor, those members of the board of directors of the Company who have resigned or been replaced in connection with the transactions contemplated herein are granted discharge from liability at Closing (or without undue delay after the Closing) for their management and administration until the Closing Date (or, as applicable, until the Subsequent Closing Date), or an earlier date of their resignation or replacement. Furthermore, Buyer and its Affiliates shall not, and shall cause that the Company does not, make any claims against such directors (including in relation to their participation in the transactions contemplated herein) and shall hold each of them harmless against any such claims, save for situations where such individual is guilty of fraud, willful misconduct (in Finnish: tahallisuus) or gross negligence (in Finnish: törkeä huolimattomuus).

9.3	Confidentiality and Announcements

(a)

The Parties shall keep, and shall cause their respective Affiliates and advisors to keep, the contents of this Agreement and the transactions contemplated herein as well as any negotiations and possible proceedings in relation hereto confidential indefinitely, except as required for the consummation of this Agreement or by any applicable Laws, rulings of competent courts or authorities, or any applicable stock exchange rules.

(b)

Each Seller undertakes, on behalf of itself and of its Affiliates, not to disclose or use for any other purpose than the purposes of this Agreement any Confidential Information regarding Buyer or any of its Affiliates or, after the Closing, the Business or the Company, which Sellers have received or obtained prior to, or in connection with this Agreement. Buyer undertakes, on behalf of itself and of its Affiliates, not to disclose or use for any other purpose than the purposes of this Agreement any Confidential Information regarding Sellers or any of their Affiliates or, until and including the Closing, any Confidential Information regarding the Business or the Company, which Buyer or its Affiliate has received or obtained in connection with this Agreement. Notwithstanding the above, the Parties are not restricted from disclosing Confidential Information to the extent required by applicable Law, ruling of a competent court or authorities, or applicable stock exchange rules.

(c)

If disclosure or use of Confidential Information is required by applicable Law, ruling of competent court or authority, or applicable stock exchange rule, the Party concerned shall promptly notify, if legally permitted, the other Party of such requirement with a view to providing that other Party with the opportunity to contest such disclosure or use or otherwise agree to the timing and content of such disclosure or use.

(d)

All non-mandatory press releases and other public relations activities of the Parties or their Affiliates with regard to this Agreement or the transactions contemplated herein shall be mutually approved in writing by Buyer and the Sellers’ Representative in advance.

9.4	Restrictive Covenants

(a)

Without the prior written consent of Buyer, each Employee Seller, covenants and agrees on his own behalf not to, and shall procure that its Affiliates will not, directly or indirectly prepare, launch, establish, engage in, conduct, assist or have any active interest in, own any assets or shares in corporation or entity, which is engaged in

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business or activity that competes with the Business. Competing activity includes participating directly or indirectly in such activities as board member (including deputy membership), financier, advisor, service provider or employee. The applicable restrictive period is (i) with respect to the Management Sellers, 36 months; (ii) with respect to other Key Employees, 24 months; and (iii) with respect to any other Employee Seller, twelve (12) months from the Closing Date.

(b)	Section 9.4(a) does not prevent an Employee Seller from:

(i)

investing in any publicly listed entity or in any equity or financial instruments of such entity, provided that such investments do not exceed five percent (5%) of the outstanding shares of the relevant entity; or

(ii)

holding any of the investments such Employee Seller has made prior the Closing Date or holding any of the positions they hold on the Closing Date, in each case as set out in Schedule 9.4(b), provided that the target entities of such investments or the entities where the relevant Employee Seller holds such positions do not become competing in accordance with Section 9.4(a).

(c)

Without the written consent of Buyer, each Seller, covenants and agrees not to, and shall procure that its Affiliates will not, directly or indirectly employ or solicit the employment or service of any employee or director of the Company, or take any other measures to entice any of the employees or directors of the Company away from the employment or service of the Company, provided that nothing herein restricts or precludes the employment of any person (i) resulting from non-targeted hiring practices in the ordinary course of business; (ii) whose employment or service has been terminated by the Company at least six months prior to the commencement of employment discussions between the relevant Seller and such employee, or (iii) if such person approaches any Seller on an unsolicited basis. The applicable restrictive period is 36 months from Closing Date. For purposes of this Section 9.4(c), any portfolio or investee companies, in which the relevant Seller does not own the majority of the outstanding shares and votes, of Sellers that are private equity or venture funds shall not be deemed to constate “Affiliates” of such Seller (it being understood that representatives of such fund may not take steps to actively encourage or advance solicitation activities of restricted individuals by such portfolio or investee companies).

(d)

Without the written consent of Buyer, each Seller, covenants and agrees not to, and shall procure that its Affiliates will not, at any time after the Closing Date in the course of any business (for the avoidance of doubt, other than in the course of, or in relation to, or referencing to, the Business) use the words “REDECOR” or “Reworks” or any other trade, business or domain name, trademark or logo previously used in the Business by the Company.

(e)	Each relevant Seller gives the undertakings in this Section 9.4 on its own behalf, and no Seller can be held liable for a breach of another Seller.

(f)

If a Management Seller or Key Employee (or any of its Affiliates) breaches the non-competition obligation in Section 9.4(a) above, such breaching Employee Seller shall pay to Buyer as liquidated damages (i) in case of a Management Seller, USD 1,000,000; and (ii) in case of a Key Employee (other than Management Seller) a

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USD amount corresponding to twelve (12) times the Key Employee’s Gross Salary, for each breach. If any such liquidated damages referred to above have become payable, and the relevant Employee Seller has not ceased the competing activities within a 30-day period thereafter, the breaching Employee Seller shall be required to pay (i) in case of a Management Seller, another USD 500,000; and (ii) in case of a Key Employee (other than Management Seller), a USD amount corresponding to three (3) times such Employee Seller’s Gross Salary, for each full 30-day period during which the breach continues. Ceasing the competing activities after the liquidated damages have become payable, does not relieve the breaching Key Employee from paying such liquidated damages already triggered in accordance with this Section.

(g)

If a Seller (or any of its Affiliates) breaches the non-solicitation obligation in Section 9.4(c), the Seller shall pay to Buyer as liquidated damages a USD amount corresponding to 24 times the Gross Salary of such targeted employee for each breach.

(h)

If a Seller (or any of its Affiliates) breaches the non-use obligation in Section 9.4(d), the Seller shall pay to Buyer as liquidated damages USD 100,000. If any such liquidated damages referred to above have become payable, and the Seller has not ceased the breaching activities within a 30-day period thereafter, the Employee Seller shall be required to pay another USD 100,000 for each full 30-day period during which the breach continues (it being understood that a Seller shall not be deemed to have continued such breach if the restricted name continues to appear in an electronic or online website, forum or platform from which it is not reasonably feasible for a Seller to remove such name). Ceasing the breaching activities after the liquidated damages have become payable, does not relieve the breaching Key Employee from paying such liquidated damages already triggered in accordance with this Section.

(i)

The payment of liquidated damages does not relieve the Sellers from obligation to indemnify Buyer for any losses and expenses suffered by Buyer or the Company, which may exceed the amount of the liquidated damages.

9.5	Release

Effective as of the Closing, each Seller, for itself and on behalf of its Affiliates, irrevocably releases all claims of whatever kind or nature and, whether known or unknown, asserted or unasserted, which the Seller or its Affiliates may have against the Company, the Company’s Affiliates, insurers, successors or assigns, current and former employees, attorneys, officers, directors and agents, arising out of, based upon or resulting from any contract, transaction, failure to act or occurrence of any sort or type, and which occurred, existed, was taken, or begun prior to the Closing Date, except for any claims arising under this Agreement or employment or service relationship related salary, benefits or compensation claims arising in the Ordinary Course of Business.

10.	MISCELLANEOUS

10.1	Notices

All notices, demands and other communication arising out of or relating to this Agreement are to be in writing in the English language and sent by first class mail or e-mail to the relevant Party at the following address or e-mail or at such other address, or e-mail which has been provided in

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accordance with this Section 10.1. Notices and other communication will be deemed to have been received by the relevant Party (a) on the third (3rd) Business Day after the day of mailing if sent by first class mail; or (b) on the day of transmission if sent by e-mail, provided that no notice of unsuccessful transmission has been obtained.

If to Buyer:

Address:	10 Brick Street

London W1J 7HQ, United Kingdom

Email:	michael.cohen@playtika.com and ashranj@playtika.com

Attention:	General Counsel

with a copy (which does not constitute a notice) to:

Playtika UK – House of Fun Limited

Address:	660 Newport Center Dr, Suite 720

Newport Beach, CA 92660

Attention:	General Counsel

with a copy (which does not constitute a notice) to:

Dottir Attorneys Ltd.

Address:	Pohjoisesplanadi 35 Aa

00100 Helsinki, Finland

Email:	kyosti.siltala@dottirlaw.com

Attention:	Kyösti Siltala

If to Sellers:

The Sellers’ Representative

Address:	c/o Reworks Oy

Runeberginkatu 5

00100 Helsinki, Finland

Email:	ilkka@reworksgames.com

with a copy (which does not constitute a notice) to:

Avance Attorneys Ltd

Address:	Mannerheimintie 20 A

00100 Helsinki, Finland

Email:	ilkka.perheentupa@avance.com

Attention:	Ilkka Perheentupa

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10.2	Sellers’ Representative

(a)

Each Seller hereby appoints Ilkka Teppo (the Sellers’ Representative) as his or its attorney and agent, with power on his or its behalf to take any action required, permitted or, in the absolute discretion of the Sellers’ Representative, desirable or expedient pursuant to or in connection with this Agreement, including power to:

(i)	give any consent, direction or notice to be given by Sellers under or in connection with this Agreement;

(ii)	agree and approve any amendments to this Agreement and to sign, execute, and deliver any such amendment;

(iii)	receive all demands, notices or other communications directed to Sellers under or in connection with this Agreement;

(iv)	represent Sellers in any arbitration proceedings relating to this Agreement with respect to nominating arbitrator(s) for appointment; and

(v)	agree any amounts due to or from Sellers under this Agreement.

(b)

In the event of the death or incapacity of the Sellers’ Representative, Sellers shall within 30 days thereafter by written notice to Buyer appoint a Seller as his successor who shall agree in writing to accept such appointment in accordance with the terms of this Agreement.

(c)

Sellers agree that the Sellers’ Representative shall not be liable for any act done or omitted as representative for Sellers while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. In the event that the Sellers’ Representative becomes liable to indemnify or compensate any third party for any actions that the Sellers’ Representative takes in his role as the Sellers’ Representative on behalf of Sellers, including without limitation pursuant to the Payment Administration Agreement to be entered into with the Paying Agent or the Escrow Agreement to be entered into with Buyer and the Escrow Agent, then all other Sellers (other than the Sellers’ Representative) shall indemnify and hold harmless the Sellers’ Representative for their share of any such indemnification or compensation pro rata based on the Closing Purchase Price actually received by such Sellers.

10.3	Schedules Incorporated

Each Schedule to which reference is made herein and which is attached hereto will be deemed incorporated in this Agreement by such reference.

10.4	Entire Agreement

This Agreement represents the entire understanding and agreement between the Parties with respect to its subject matter and supersedes all prior agreements, understandings, negotiations and communications relating to such subject matter unless otherwise specifically stated in this Agreement. No Party is liable to any other Party or to any third party for any promise,

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representation, warranty, covenant, provision or practice except as specifically stated in this Agreement.

10.5	Interpretation

(a)	The fact that a Party has drafted or participated in drafting this Agreement or any provisions hereof does not in any way affect the interpretation of this Agreement to the disadvantage of such Party.

(b)	The headings and the table of contents of this Agreement are for convenience of reference only and do not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

10.6	Amendments and Waivers

(a)

Any amendment to or waiver of this Agreement is to be made in writing and will have no effect before signed by the duly authorized representatives of all Parties or, in the case of a waiver, by the Party waiving compliance with this Agreement.

(b)

Failure by any Party at any time to require performance of any provisions of this Agreement does not in any manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement is not to be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

10.7	Severability

If any provision of this Agreement is declared to be invalid or unenforceable, the remaining provisions of this Agreement are not affected thereby but remain in full force and effect and binding upon the Parties. Without prejudice to the aforesaid, the Parties shall attempt through negotiations in good faith to replace the invalid or unenforceable provision with a provision closest to the mutually intended meaning of such provision and the spirit of this Agreement. The failure of the Parties to reach an agreement on a replacement provision does not affect the validity of the remaining part of this Agreement.

10.8	Assignment

This Agreement and the rights and obligations hereunder are binding upon and inure to the benefit of the Parties and their respective legal successors, and are not assignable by any Party without the other Parties’ prior consent in writing. Notwithstanding the aforementioned, Buyer shall have the right to assign this Agreement and its rights and obligations hereunder to any Affiliate of Buyer without the consent of the other Parties; provided that such assignment shall not release Buyer from any of its obligations hereunder.

10.9	Expenses

Except as provided in Section 10.10, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement.

10.10	Taxes

(a)

Buyer is liable to pay all transfer or similar Taxes (for clarity, excluding any Taxes on income of the Sellers) levied in connection with the transactions contemplated under this Agreement, provided, however that any Finnish transfer tax (in Finnish

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varainsiirtovero) levied on the part of the Closing Purchase Price resulting from the Company’s Net Debt (Closing) being lower than negative USD 2,000,000 (thus reflecting a net cash position of more than USD 2,000,000) shall be divided equally between Buyer on the one hand and Sellers on the other hand. Buyer is liable for filing all necessary Tax returns, forms and similar with the appropriate authorities.

(b)

After the Closing, except as required under the applicable Laws, Buyer shall have the option, but not the obligation to make or file an election under Section 338(g) of the US Tax Code (and any corresponding elections under state or local tax law) with respect to the Company; provided that such election may not impair or diminish any part of the Subsequent Closing Purchase Price hereunder.

10.11	Governing Law

This Agreement is governed by and construed in accordance with the Laws of Finland, excluding the application of its conflict of law rules and the Finnish Sale of Goods Act (355/1987, as amended)

10.12	Arbitration

(a)

Any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated herein, or the breach, termination or validity thereof shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce.

(b)

The number of arbitrators shall be three (3). The seat of arbitration shall be Helsinki, and the language of arbitration shall be English, but evidence may be submitted and witnesses heard in the Finnish language.

10.13	Counterparts of Agreement

This Agreements may be executed and delivered in any number of counterparts whether by original signature or by electronic means, each of which shall be an original but all of which taken together shall constitute one and the same instrument.

[Signatures on the following page]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ Ilkka Teppo	/s/ Jarno Fabritius
Ilkka Teppo	Jarno Fabritius

/s/ Jarno Heikkinen	/s/ Miika Fabritius
Jarno Heikkinen	Miika Fabritius

BIG BETS OÜ

/s/ Aaro Väänänen	/s/ Anton Gauffin
Aaro Väänänen	By Anton Gauffin
Title: Authorized signatory

PLAY VENTURES INVESTMENTS VCC acting for the purposes of PLAYWORKS VENTURES	PLAY VENTURES HOLDINGS

/s/ Henric Suuronen	/s/ Henric Suuronen
By: Henric Suuronen	By: Henric Suuronen
Title: Director	Title: Director

EQT VENTURES INVESTMENTS S.A.R.L

/s/ Christiaan Snyders	/s/ Anna Kuylenstierna
By: Christiaan Snyders	By: Anna Kuylenstierna
Title: Manager A	Title: Manager

[Signature page 1/3 to the Share Sale and Purchase Agreement]

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EKATERINA AFANASYEVA

ALICIA DROZDZYK

TUIJA FAGERLUND

EMILIA HAANPÄÄ

MATS HAVIA

AINO HEINÄSUO

MAKSYM HUK

MEELIKA KAARNA

ERIKA KIM

SOFIA LILEYKO

BRUNO LORENTIN

LINDA LOUKONEN

KIMMO MYLLYVIRTA

VESA PALONEN

SYLVIA PRASS

SEBASTIAN ROSMY

LARS SAVONSUO

TAIKA SUOMELA

SANDESH MELKOTE SHIVASHANKAR

POLINA TURI

ANNIKA VELLONEN

SAARA VÄKIPARTA

/s/ Ilkka Teppo

By: Ilkka Teppo, by power of attorney

[Signature page 2/3 to the Share Sale and Purchase Agreement]

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PLAYTIKA HOUSE UK-HOUSE OF FUN LIMITED /s/ Craig Abrahams Craig Abrahams Chief Executive Officer, Chief Financial Officer

[Signature page 3/3 to the Share Sale and Purchase Agreement]

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